UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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Corrections Corporation of America

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2016

To our Stockholders:

You are invited to attend the 2016 Annual Meeting of Stockholders of Corrections Corporation of America (the “Company”) to be held at 10:00 a.m., local time, on Thursday, May 12, 2016, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. The Notice of Annual Meeting and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, as well as other important information about the Company.

Following the formal matters to be addressed at the meeting, stockholders will have the opportunity to ask questions about the Company.

If you wish to attend the meeting, you will need to request an admission ticket in advance. Instructions on how you can request an admission ticket are on page 2 of the Proxy Statement.

Along with the other members of the Board of Directors and management, we look forward to greeting you at the Annual Meeting if you are able to attend.

Sincerely,

John D. Ferguson
Chairman of the Board of Directors

Damon T. Hininger
President and Chief Executive Officer

CORRECTIONS CORPORATION OF AMERICA

10 Burton Hills Boulevard

Nashville, Tennessee 37215

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 12, 2016

The Annual Meeting of Stockholders will be held at 10:00 a.m., local time, on Thursday, May 12, 2016, at our corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. At the Annual Meeting, stockholders will consider and act on the following items of business:

(1)	The election of the 9 nominees named in the accompanying Proxy Statement to serve on our Board of Directors. The nominees are Damon T. Hininger, Donna M. Alvarado, Robert J. Dennis, C. Michael Jacobi, Anne L. Mariucci, Mark A. Emkes, Thurgood Marshall, Jr., Charles L. Overby and John R. Prann, Jr.

(2)	The ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

(3)	An advisory vote to approve the compensation of our named executive officers.

(4)	Such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

We are pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders over the internet. We believe these rules allow us to provide our stockholders with the information they need in a timely and convenient manner, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. Our Proxy Statement and Annual Report to Stockholders (including our Letter to Stockholders and 2015 Annual Report on Form 10-K) are available on our website at www.cca.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at http://materials.proxyvote.com/22025Y. You can request copies of the proxy materials, including our Proxy Statement, without charge by sending a written request to CCA, Attention: Cameron Hopewell, 10 Burton Hills Boulevard, Nashville, Tennessee 37215, or by calling Cameron Hopewell at (615) 263-3000.

Your vote is important. You may vote by internet or toll-free telephone. If you receive a copy of the proxy statement and card by mail, you may vote by completing, signing and returning the proxy card in the accompanying postage-paid envelope. Please refer to the proxy card and the accompanying Proxy Statement for additional information regarding your voting options. Even if you plan to attend the Annual Meeting, please take advantage of one of the advance voting options to ensure that your shares are represented at the Annual Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement.

Stockholders of record at the close of business on March 14, 2016 are entitled to vote at the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

Steven E. Groom
Executive Vice President, General Counsel and Secretary

March 30, 2016

Nashville, Tennessee

CORRECTIONS CORPORATION OF AMERICA

PROXY STATEMENT

FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 12, 2016

We are providing this Proxy Statement in connection with the solicitation by the Board of Directors, or the Board, of Corrections Corporation of America, a Maryland corporation (the “Company,” “CCA,” “we” or “us”), of proxies to be voted at our 2016 Annual Meeting of Stockholders and any adjournment or postponement of the meeting (the “Annual Meeting”).

On or about March 30, 2016, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to our stockholders as of the record date containing instructions on how to access this Proxy Statement, and the Annual Report to Stockholders (including our Letter to Stockholders and 2015 Annual Report on Form 10-K) and other proxy materials online, and how to vote. If you prefer to receive the proxy materials in the mail and to vote by mail, the Notice also contains instructions on how to request a printed copy. You will not receive printed copies of the proxy materials in the mail unless you specifically request them.

The Annual Meeting will take place on Thursday, May 12, 2016, at 10:00 a.m., local time, at our corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. All stockholders who are entitled to vote at the meeting are invited to attend. Seating at the Annual Meeting is limited and will be available on a first come, first served basis. All stockholders of record will need to present an admission ticket and a form of personal photo identification in order to be admitted to the Annual Meeting. Instructions on how stockholders can request an admission ticket are provided on page 2 of the Proxy Statement under the heading “What do I need to attend the Annual Meeting?”. The Notice provides proof of ownership or, if your shares are held in the name of a bank, broker or other holder of record, you may bring a brokerage statement dated on or after March 14, 2016 as proof of ownership with you to the Annual Meeting. To obtain directions to attend the Annual Meeting and vote in person, please contact Cameron Hopewell, our Managing Director, Investor Relations, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, (615) 263-3000.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON THURSDAY, MAY 12, 2016.

The Company’s Proxy Statement and Annual Report to Stockholders (including our Letter to Stockholders and 2015 Annual Report on Form 10-K) are available on our website at www.cca.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at http://materials.proxyvote.com/22025Y.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What matters will be acted on at the Annual Meeting?

Stockholders are asked to consider and vote on the following matters at the Annual Meeting:

Proposal 1.	The election of 9 nominees named in this Proxy Statement to our Board of Directors.

Proposal 2.	The ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Proposal 3.	An advisory vote to approve the compensation paid to our named executive officers.

Proposal 4.	Such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for action at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Stockholders of record of our common stock at the close of business on the “record date” are entitled to receive notice of and to vote at the Annual Meeting. The Board of Directors has fixed the close of business on March 14, 2016 as the record date.

As of the record date, there were 117,460,831 shares of common stock outstanding and entitled to vote. Holders of common stock are entitled to one vote for each share of common stock held as of the record date on each matter to be voted on at the Annual Meeting.

What do I need to attend the Annual Meeting?

If you wish to attend the Annual Meeting, you must be a stockholder as of the March 14, 2016 record date. You must request an admission ticket in advance by visiting www.proxyvote.com and following the instructions provided (you will need the 12 digit control number included on your proxy card, voter instruction form or Notice). Tickets will be issued only to registered and beneficial owners. Stockholders who own shares as joint-tenants will be issued one ticket with both names on the ticket.

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than May 11, 2016. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the Annual Meeting, each stockholder will be required to present valid picture identification such as a driver’s license or passport with their admission ticket. Seating will begin at 9:15 a.m. local time and the Annual Meeting will begin at 10:00 a.m. local time.

Please note that cameras (including cell phones with photographic or video capabilities), recording devices and other electronic devices will not be permitted at the meeting.

What are the Board of Directors’ recommendations?

Our Board of Directors recommends that you vote:

•	FOR the election of each of the 9 nominees to serve as directors on our Board of Directors.

•	FOR the ratification of the appointment of Ernst & Young LLP.

•	FOR the approval, by a non-binding advisory vote, of the compensation paid to our named executive officers.

If you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want your shares voted, the proxy holder will vote your shares with the recommendations of the Board of Directors set forth above. Further, if any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Why did I receive a Notice in the mail instead of a full set of printed proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice regarding the internet availability of the proxy materials to most of our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request receipt of proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by following instructions set forth in the Notice.

How do I vote?

You can vote either in person by attending the Annual Meeting or by proxy without attending the Annual Meeting.

If you are a record holder, you can submit your vote by proxy in any of the following ways:

•	vote by internet (instructions are in the Notice you received in the mail or are on the proxy card);

•	vote by toll-free telephone (instructions are on the proxy card); or

•	if you requested and received printed copies of this Proxy Statement and Annual Report to Stockholders (including our Letter to Stockholders and 2015 Annual Report on Form 10-K) and other proxy materials, fill out the proxy card enclosed with the materials, date and sign it, and return it in the accompanying postage-paid envelope.

If a bank, broker or other nominee was the record holder of your stock on the record date, you will be able to instruct your bank, broker or other nominee on how to vote by following the instructions on the voting instruction form or Notice that you receive from your bank, broker or other nominee. If you wish to vote in person at the Annual Meeting, you will need to present a valid proxy from your broker, bank or other nominee authorizing you to vote your shares at the Annual Meeting.

As a record holder, if you submit voting instructions by telephone or by the internet, you may change your vote by following the same instructions used in originally voting your shares. If your shares are held in the name of a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust or other nominee. Attendance at the meeting will not by itself revoke a previously granted proxy.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we urge you to submit your voting instructions to the proxy holders as soon as possible.

What are broker non-votes?

A “broker non-vote” occurs when a broker or nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and the nominee does not have discretionary authority to vote the shares. Brokers and other nominees do not have discretionary authority to vote on the election of directors to serve on our Board (Proposal 1) or the advisory vote to approve our executive compensation (Proposal 3). Thus, if you hold your shares in street name and do not provide voting instructions to your broker or other nominee on these proposals, your shares will be considered to be broker non-votes and will not be voted on such proposal. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Brokers and nominees generally have discretionary authority to vote on Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accountants.

What vote is required to approve each proposal?

Quorum Requirement. The presence, in person or by proxy, of the Company’s stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. Failure of a quorum to be represented at the Annual Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense.

Election of Directors. Under the Company’s Seventh Amended and Restated Bylaws (the “Bylaws”), adopted by the Board in January 2016, a majority of all of the votes cast at the Annual Meeting is required for the election of each nominee in an uncontested election of directors. A majority of votes cast means the number of shares cast “for” a nominee’s election exceeds the number of votes cast “against” that nominee. Brokers do not have discretionary authority to vote on the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the vote of the election of directors as they are not considered votes cast.

Director nominees in contested elections will continue to be elected by plurality vote. An election will be considered contested if conducted at a meeting at which a stockholder has nominated an individual for election for director in compliance with the advance notice requirements set forth in the Bylaws, and such stockholder nomination has not been withdrawn on or prior to the tenth day preceding the date the Company first mails its notice of such meeting to the stockholders.

If a director nominee is an incumbent director and does not receive a majority of the votes cast in an uncontested election, that director will continue to serve on the Board as a “holdover” director, but must tender his or her resignation to the Board promptly after certification of the election results of the stockholder vote. The Nominating and Governance Committee of the Board will then recommend to the Board whether to accept the resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the recommendation of the Nominating and Governance Committee, and the Board’s decision will be publicly disclosed within 90 days after certification of the election results of the stockholder vote. A director who tenders his or her resignation after failing to receive a majority of the votes cast will not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board with respect to his or her resignation.

Ratification of Ernst & Young LLP. The affirmative vote of a majority of votes cast is required to approve the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. If the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is in the Company’s best interest to do so. Abstentions and broker non-votes will not be counted as “for” or “against” the ratification and thus will have no effect on the proposal. Because brokers have discretionary authority to vote on the ratification of auditor, we do not expect any broker non-votes in connection with this proposal.

Advisory Vote on Executive Compensation. The affirmative vote of a majority of votes cast is required to approve the non-binding advisory vote of compensation paid to our named executive officers. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation paid by the Company to its named executive officers. Abstentions and broker non-votes will not be counted as “for” or “against” the approval of our advisory vote on executive compensation and thus will have no effect on this proposal.

Where can I find the voting results?

We will announce the voting results at the Annual Meeting. We also will report the voting results on a Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting has been held.

How and when may I submit a stockholder proposal for the Company’s 2017 Annual Meeting?

Our annual meeting of stockholders generally is held in May of each year. Consistent with applicable SEC rules, we will consider for inclusion in our proxy materials for next year’s annual meeting stockholder proposals that are received at our executive offices no later than December 2, 2016 and that comply with other SEC rules regarding form and content. Proposals must be sent to the following address: CCA, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

Other stockholder proposals may be raised at next year’s annual meeting (but not considered for inclusion in our proxy materials) if timely received and otherwise in compliance with the advance notice provisions of our Bylaws. In order to be timely, notice must be received at our executive offices (the address listed above) between February 13, 2017 and March 13, 2017.

How can I obtain the Company’s Annual Report on Form 10-K?

Any stockholder who desires a copy of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, may obtain a copy without charge by visiting our website, www.cca.com. A copy of our Annual Report on Form 10-K can also be obtained, free of charge, upon written request to the Managing Director of Investor Relations, Corrections Corporation of America, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

What are the costs of soliciting these proxies?

The Company pays the cost of soliciting proxies. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses. Proxies may also be solicited personally or by telephone or fax by directors, officers and employees of the Company. No additional compensation will be paid for these services.

How many copies should I receive if I share an address with another stockholder?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice and, to the extent requested, single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as

“householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Notice or, to the extent requested, set of proxy materials, or if you are receiving multiple copies of proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our transfer agent, identified below, if you hold registered shares. You can also notify us by sending a written request to CCA, Attention: Cameron Hopewell, 10 Burton Hills Boulevard, Nashville, Tennessee 37215, or by calling Cameron Hopewell at (615)  263-3000.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or these proxy materials, please contact Cameron Hopewell, our Managing Director of Investor Relations, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, (615) 263-3000. If you are a registered stockholder and have any questions about your ownership of our common stock, please contact our transfer agent, the American Stock Transfer and Trust Company, at 6201 15th Avenue, Brooklyn, New York 11219, (800) 937-5449, or Cameron Hopewell at the address and phone number above. If your shares are held in a brokerage account, please contact your broker.

CORPORATE GOVERNANCE

We believe that effective corporate governance is important to our long-term health and our ability to create value for our stockholders. With leadership from our Nominating and Governance Committee, our Board of Directors regularly evaluates regulatory developments and trends in corporate governance to determine whether our policies and practices in this area should be enhanced. The Nominating and Governance Committee also administers an annual self-evaluation process for the Board of Directors and its standing committees. In addition, our directors are encouraged to attend director education programs, which are reimbursed by the Company.

You can access our current corporate charter, Bylaws, Corporate Governance Guidelines, Board committee charters, Code of Ethics and Business Conduct and certain other corporate governance information on our website, www.cca.com (under the “Corporate Governance” section of the Investors page).

Director Independence

Mr. Ferguson and Mr. Hininger are the only members of the Board of Directors who currently are employed by the Company and are thus not independent, and as we announced in February 2015, Mr. Ferguson has announced his intention to retire from the Board and will not stand for re-election at the Annual Meeting. The Board has determined that all of our other directors are independent. Accordingly, 9 of our 11 current directors and 8 of our 9 director nominees are independent and our Audit, Risk, Compensation and Nominating and Governance Committees are composed entirely of independent directors. In making its independence determinations, the Board used the standards for director independence set forth in the New York Stock Exchange (“NYSE”) corporate governance listing standards (Section 303A) and, with respect to Audit Committee members, Section 10A(m)(3) of the Securities Exchange Act of 1934.

Separation of Chairman and Chief Executive Officer

We do not have a formal policy regarding the separation of our Chairman and Chief Executive Officer (“CEO”) positions. In general, the Board of Directors believes that the determination depends on the circumstances, including the Board of Directors’ evaluation of the person or persons available to serve in those positions and the needs of the Company at a particular time.

Pursuant to our Bylaws, the Chairman presides over meetings of the Board of Directors and meetings of the stockholders at which he is present and has general oversight responsibility for our business and affairs. The CEO has responsibility for implementation of the policies of the Company, as determined by the Board of Directors, and for the administration of our business affairs. The CEO also has responsibility for presiding over any meeting of the Board of Directors or of the stockholders at which the Chairman is not present.

Since October 2009, the roles of Chairman and CEO have been held separately. John D. Ferguson currently serves as executive Chairman of the Board of Directors and is an employee of the Company, while Damon T. Hininger serves as President and CEO. Prior to October 2009, Mr. Ferguson served as our CEO. Mr. Ferguson has previously announced his intention to retire from the Board and is not standing for re-election at the Annual Meeting. The Board reviewed and discussed the Board leadership structure and the specific role and responsibilities of the Chairman of the Board and in February 2016 appointed Mr. Emkes to serve as Chairman of the Board, effective as of Mr. Ferguson’s retirement at the Annual Meeting.

The Board of Directors believes that the Company’s leadership structure is appropriate. Having Mr. Hininger serve as President and CEO, while Mr. Emkes will serve as independent Chairman, helps us achieve important objectives. Mr. Hininger is positioned to fully focus his energies on implementing our business strategy and administering our day-to-day affairs. Mr. Emkes will be positioned to draw on his relationships with existing Board members and his past experience to effectively discharge the duties of Chairman, while also serving as a resource to Mr. Hininger. The Board of Directors considers many factors when determining how to best select the Chairman, including: familiarity with the Company and its business, proximity in location to the Company’s headquarters, experience as a leader and consensus builder, willingness and availability to dedicate sufficient time to the Company and experience working with other public companies.

Executive Sessions

Executive sessions, or meetings of our non-management directors without management present, are held periodically in order to provide an opportunity for the outside directors to discuss openly any and all matters. During 2015, the outside directors met in executive session two (2) times. Our Corporate Governance Guidelines provide that Executive sessions are called and chaired by an independent director appointed from time to time by the Nominating and Governance Committee. Joseph V. Russell currently serves as the Executive session chair; Charles L. Overby served in such role until Mr. Russell’s appointment in May 2015.

Board of Directors Meetings and Committees

Our Board of Directors is responsible for establishing the Company’s broad corporate policies and strategic objectives, reviewing our overall performance and overseeing management’s performance. Among other things, the Board of Directors selects and evaluates our executive officers, establishes, reviews and approves our corporate objectives and strategies and evaluates and approves major acquisitions and capital commitments.

The Board of Directors currently consists of 11 members, 9 of whom are standing for re-election and are identified, along with their biographical information, under “Proposal 1—Election of Directors.”

The Board of Directors met five times in 2015. Each director attended at least 75% of the total number of meetings of the Board of Directors and of the meetings held by all board committees on which such director served. The Board of Directors has adopted as its policy that directors are strongly encouraged to attend each annual meeting of stockholders. All of the directors attended last year’s annual meeting of stockholders.

Our Board of Directors has five regularly standing committees: the Audit, Compensation, Nominating and Governance, Risk and Executive Committees. The Risk Committee was first established in August 2015. Each committee has a written charter that has been approved by the committee and the Board of Directors and that is reviewed at least annually. The table below shows the current composition of each of our regularly standing Board committees, together with a summary of each committee’s responsibilities and the number of meetings each committee held in 2015. The Board of Directors and its committees also act by unanimous written consent and the Board of Directors appoints and delegates certain duties to special committees of the Board from time to time as permitted by the Bylaws of the Company. A more complete description of the standing committees follows the table.

Committee	Members	Summary of Responsibilities	2015 Meetings
Audit	C. Michael Jacobi (Chair) Donna M. Alvarado Anne L. Mariucci Charles L. Overby* John R. Prann, Jr.	Responsibilities include oversight of the integrity of our financial statements; and the hiring, qualifications, independence and performance of our independent registered public accountants and our internal audit function.	5

Compensation	Joseph V. Russell (Chair)** John D. Correnti*** Mark A. Emkes John R. Prann, Jr. Robert J. Dennis	Responsibilities include setting executive officer compensation and overseeing the evaluation of the executive officers’ performance, and periodically reviewing and approving the Company’s compensation philosophy regarding executive compensation.	5

Nominating and Governance	Charles L. Overby (Chair) Donna M. Alvarado Mark A. Emkes Thurgood Marshall, Jr. Joseph V. Russell**	Responsibilities include identifying and recommending director nominees to the full Board and taking a leadership role in shaping and evaluating the Board’s corporate governance initiatives.	4

Risk	Thurgood Marshall, Jr. (Chair) Donna Alvarado Anne Mariucci Charles Overby	Responsibilities include coordinating the Board’s oversight of the Company’s risk assessment and risk management practices and the Company’s legal, regulatory and contract compliance.	1

Executive	John D. Ferguson (Chair)** Robert J. Dennis Damon T. Hininger Joseph V. Russell**	When necessary, and subject to authority limitations with respect to significant corporate actions, responsible for acting on behalf of the full Board during intervals between Board meetings.	—

*	No longer a member of the committee as he stepped down following the committee’s November 2015 meeting in connection with his appointment to the Risk Committee.
**	Will retire as of the Annual Meeting and will no longer be a member of the committee.
***	Former Director; deceased in August 2015 and no longer a member of the committee.

Audit Committee

Our Audit Committee is charged with:

•	overseeing the integrity of our financial statements;

•	reviewing the effectiveness of our internal control over financial reporting;

•	supervising our relationship with our independent registered public accounting firm, including making decisions with respect to the appointment or removal, fees, scope of audit services, approval of audit and non-audit services and annual evaluation of the audit firm’s independence;

•	monitoring preparation by our management of quarterly and annual financial reports and interim earnings releases and the performance of our internal audit function;

•	reviewing of Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of our periodic reports with the SEC;

•	overseeing management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our internal auditing program;

•	overseeing and making determinations with respect to our Related Party Transaction policy; and

•	issuing the Audit Committee Report in this proxy.

The Board has determined that each member of the Audit Committee is independent as defined by the standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934. The Board also has determined that each member is “financially literate” as defined by the rules of the NYSE and that Mr. Jacobi and Mr. Prann each are qualified as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934. The full text of the Audit Committee charter is available on the Company’s website at www.cca.com (under the “Corporate Governance” section of the Investors page). The Audit Committee was formerly known as the Audit and Risk Committee. In August 2015, as a result of its regular evaluation of the responsibilities of its committees, our Board amended the responsibilities of the committee in its charter to refine and confirm its leadership role in oversight of audit matters specifically, renamed the committee the Audit Committee to reflect these changes and created a new committee, the Risk Committee, to oversee the coordination of the Board’s oversight of risk assessment and management. The Risk Committee is further discussed below.

Compensation Committee

The Compensation Committee approves the compensation of our CEO and other executive officers, including annually reviewing and approving corporate goals and objectives relevant to their compensation. The Compensation Committee is responsible for ensuring that our compensation programs are designed to encourage high performance, promote accountability and adherence to Company values and align with the interests of our stockholders. The Compensation Committee responsibilities include administration of cash and equity-based incentive compensation plans and stock ownership guidelines, evaluation of the performance of the executive officers and assessment of the material risks of our compensation programs. The Compensation Committee is also responsible for reviewing, and making recommendations to the Board regarding, the compensation of our Board of Directors.

The Board has determined that each member of the Compensation Committee is independent as defined by the standards of the NYSE. We intend that each member also qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and as “non-employee director” within the meaning of the SEC’s Rule 16b-3. The full text of the Compensation Committee charter is available on the Company’s website at www.cca.com (under the “Corporate Governance” section of the Investors page).

The Compensation Committee has retained PricewaterhouseCoopers LLP, or PwC, as its independent compensation consultant since 2000, to provide the committee with advice and guidance on the design and market competitiveness of the Company’s executive compensation programs. PwC works directly with the chair of the Compensation Committee and as directed by the chair of the Compensation Committee, with our Chief Executive Officer. In 2015, PwC was retained to provide certain valuation services, for an aggregate amount of fees paid for such services equal to approximately $176,000. PwC was also paid an aggregate amount of approximately $34,000 for consulting with the Compensation Committee on compensation matters. The valuation services were used in connection with the Company’s REIT qualification testing. PwC has annually performed valuation services in anticipation of, and since, our initial conversion to a REIT. The decision to hire PwC for these services was made by management, based on PwC’s experience and familiarity with the Company. Management reviews and obtains approval from the chair of the Compensation Committee prior to engaging PwC for these services. Each year the Compensation Committee reviews the independence of the compensation consultants and other advisors who provide advice to the Compensation Committee, employing the independence factors specified in the NYSE listing standards. In its annual review of the independence of PwC in 2015, the Compensation

Committee reviewed management’s retention of PwC for the other services. The Compensation Committee has determined that PwC is independent within the meaning of the NYSE listing standards, and the work of PwC does not raise any conflicts of interest. In 2015, PwC assisted the Compensation Committee providing the following compensation consulting services:

•	providing market data regarding peer companies;

•	advising regarding compensation for our board of directors; and

•	assistance in preparing our annual proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for developing and overseeing the Board’s Corporate Governance Guidelines and a code of conduct applicable to members of the Board and for monitoring the independence of the Board. The Nominating and Governance Committee also determines Board membership qualifications, selects, evaluates and recommends to the Board nominees to fill vacancies as they arise, reviews the performance of the Board and its committees and is responsible for director education. Other responsibilities include oversight of the Board’s self-evaluation process and leading the Board’s executive succession planning efforts. The Board has determined that each member of the Nominating and Governance Committee is independent as defined by the standards of the NYSE. The full text of the Nominating and Governance Committee charter is available on the Company’s website at www.cca.com (under the “Corporate Governance” section of the Investors page).

The Nominating and Governance Committee may utilize a variety of methods for identifying nominees for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, stockholders, members of management, director search firms and other persons. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Secretary in writing, along with any supporting material the stockholder considers appropriate, in accordance with the stockholder proposal provisions of our Bylaws. General information concerning the submission of stockholder proposals is provided above under the caption “How and when may I submit a stockholder proposal for the Company’s 2017 Annual Meeting?”. Pursuant to Board policy, there are to be no differences in the manner in which the Committee evaluates candidates based on the source of the recommendation.

The Nominating and Governance Committee is authorized by the Board to identify director candidates, evaluate and consider candidates proposed by any director, member of management or stockholder, develop and implement screening processes it deems necessary and appropriate and recommend for selection by the Board director nominees for each annual meeting of stockholders and, when necessary, vacancies on the Board. The Committee is authorized by the Board to exercise sole authority in retaining any third-party search firm the Committee deems appropriate to identify and assist with the evaluation of director candidates and has utilized that authority in past director searches.

The Nominating and Governance Committee evaluates prospective nominees against the criteria in our Corporate Governance Guidelines, which include professional integrity and sound judgment, sufficient time available to devote to Board activities, a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, an understanding of our business and factors such as diversity, age, skills and educational and professional background. With respect to diversity, the Committee considers diversity in terms of age, gender and ethnicity, as well as diversity of skills, expertise and experience, in its deliberations.

The Nominating and Governance Committee may also consider other factors it deems relevant, including the current composition of the Board in terms of independence, expertise, experience and special knowledge required for the effective discharge of Board responsibilities, whether there is a need to fill vacancies or expand or contract the size of the Board, the balance of management and independent directors, the structure, membership and need for expertise on our standing committees and the qualifications of other prospective nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

With respect to determining whether current directors should stand for re-election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board and the Company. With respect to new candidates for Board service, a full evaluation may also include detailed background checks and in-person and telephonic interviews with the Nominating and Governance Committee and other Board members. The Committee evaluation process culminates with a decision as to whether or not to recommend the prospective nominee to the full Board for appointment and/or nomination.

Risk Committee

The Risk Committee was created in August 2015 after the Board had previously combined the responsibilities of risk oversight with the formerly-named Audit and Risk Committee, now called the Audit Committee. The Risk Committee is charged with coordinating the Board’s oversight of the Company’s risk assessment and risk management practices and the Company’s legal, regulatory (including the special rules applicable to REITs) and contract compliance (particularly contracts with government entities). The Risk Committee is also responsible for monitoring and reviewing public policy developments and other trends facing the Company that could impact the Company’s operation and performance. The Risk Committee further assists the Board of Directors in fulfilling its oversight responsibility with respect to organizational ethics and compliance and receives regular reports from the Company’s Corporate Ethics and Compliance Officer, who reports to the Chief Executive Officer and to the chair of the Risk Committee. The full text of the Risk Committee charter is available on the Company’s website at www.cca.com (under the “Corporate Governance” section of the Investors page).

Executive Committee

The Executive Committee is charged with acting on behalf of the full Board when necessary and subject to authority limitations with respect to the transaction of routine, administrative matters that occur between regularly scheduled Board meetings. The full text of the Executive Committee charter is available on the Company’s website at www.cca.com (under the “Corporate Governance” section of the Investors page).

Limitations on Other Board Service

The Audit Committee charter provides that a member of the Audit Committee may not serve on the audit committee of more than two other public companies without Board approval. Otherwise, we do not believe that our directors should be categorically prohibited from serving on boards and/or board committees of other organizations. However, our Corporate Governance Guidelines instruct the Nominating and Governance Committee and the full Board to take into account the nature of and time involved with respect to a director’s service on other boards as well as other job responsibilities in evaluating the suitability of individual directors and in making its recommendations to our stockholders. Service on boards and/or committees of other organizations must also be consistent with our conflicts of interest policy, as set forth in our Code of Ethics and Business Conduct, which, among other things, requires a director to provide notice to the Board of his or her acceptance of a nomination to serve on the board of another public company.

Communications with Directors

Stockholders, employees and other interested parties may communicate with members of our Board of Directors (including specific members of the Board or non-management directors as a group) by writing to CCA, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. To the extent such communications are received, our Secretary compiles all substantive communications and periodically submits them to the Board, the group of directors or the individual directors to whom they are addressed. Communications that the Secretary would not consider “substantive,” and therefore may exercise discretion in submitting to the addressee, may include junk mail, mass mailings, resumes and job inquiries, surveys, business solicitations, advertisements, frivolous communications and other similarly unsuitable communications.

Communications expressing concerns or complaints relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee. Under those procedures, concerns that are improperly characterized as having to do with accounting, internal controls or auditing matters or that are frivolous or clearly inconsequential may be addressed by the Secretary without presentation to the Audit Committee. However, in all cases the Secretary maintains a log of correspondence addressed to directors that may be reviewed by any director at his or her request.

Certain Relationships and Related Party Transactions

Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% stockholders or their family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

Pursuant to its written charter, the Audit Committee has adopted a Related Party Transaction Policy that, subject to certain exceptions, requires the Audit Committee (or the chair of the Audit Committee in certain instances) to review and either ratify, approve or disapprove all “Interested Transactions,” which are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;

•	the Company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or indirect interest.

For purposes of the policy, a “Related Party” is any:

•	person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company’s common stock;

•	immediate family member of any of the foregoing; or

•	firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

In determining whether to approve or ratify an Interested Transaction under the policy, the Audit Committee is to consider all relevant information and facts available to it regarding the Interested Transaction and take into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director is to participate in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.

In addition, the Audit Committee is to review and assess ongoing Interested Transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.

Stock Ownership Guidelines

Since 2007, we have maintained stock ownership guidelines (the “Guidelines”) for our executive officers and directors because we believe it is important to align the interests of our management and Board with the interests of our stockholders. Under the Guidelines, our executive officers are expected to own a fixed number of shares of Company common stock equal to three times such executive officer’s base salary in effect as of the date of their hiring or promotion, divided by the Company’s closing common stock price on such date. Our non-executive directors are expected to own a fixed number of shares of Company common stock equal to four times their annual Board retainer (excluding any retainer for chairing or serving on a committee) in effect on March 1, 2007 or on the date of their later initial election or appointment to the Board, divided by the Company’s closing common stock price on such date. Executive officers and directors serving on the Board at the time these Guidelines were adopted were required to achieve these ownership levels by March 1, 2012 and all others have until five years following their initial hiring or promotion as an executive officer, or election or appointment to the Board, as applicable, to satisfy the Guidelines. The Guidelines are further discussed under “Stock Ownership Guidelines” in the Compensation Discussion and Analysis and the Director Compensation sections of this proxy and are accessible on our website, www.cca.com (under the “Corporate Governance” section of the Investors page).

No Hedging or Pledging Permitted

Our insider trading guidelines include provisions that prohibit members of our Board, executive officers, and other officers and employees from engaging in hedging or pledging transactions involving Company securities. None of the members of our Board or our executive officers are engaged in any hedging or pledging transactions involving Company securities.

Code of Ethics and Business Conduct

All of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer, are subject to our Code of Ethics and Business Conduct. Our Code of Ethics and Business Conduct and related compliance policies are designed to promote an environment in which integrity is valued, business is conducted in a legal and ethical manner and ethics and compliance issues are raised and addressed. Our Nominating and Governance Committee is responsible for reviewing the Code annually and our Risk Committee is responsible for addressing any violations or waivers involving our executive officers and directors. We intend to post amendments to or waivers from our Code of Ethics and Business Conduct (to the extent applicable to our directors, chief executive officer, principal financial officer or principal accounting officer) on our website. Our Code of Ethics and Business Conduct is accessible on our website, www.cca.com (under the “Corporate Governance” section of the Investors page).

Risk Oversight

As discussed above, in August 2015, as a result of its regular evaluation of the responsibilities of its committees, our Board created the “Risk Committee” which has a leadership role on behalf of the Board in oversight of our risk assessment and risk management practices and assists the Board with oversight of our financial, legal, contractual and regulatory risks and organizational ethics and compliance. The Risk Committee is also charged with oversight of management’s enterprise risk management (“ERM”) program.

Management’s ERM program entails the identification, prioritization and assessment of a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial), and the formulation of plans to manage these risks or mitigate their effects in an integrated effort involving the Board, relevant Board committees, management and other personnel. The ERM program is led by our General Counsel and is a component of management’s strategic planning process and is overseen by the Risk Committee with periodic reports to the full Board.

The full Board maintains an ongoing, direct role in risk oversight through, among other things, regular reports from the Chair of the Risk Committee, regular reports from our Chief Executive Officer on the ERM process and oversight of management’s strategic planning process, which includes an evaluation of opportunities and risks presented by the Company’s current strategies and alternative strategies. The Board also receives regular reports from each of the executives with respect to their areas of managerial responsibility. These reports include information concerning risks and risk mitigation strategies. For example, the Board receives quarterly reports from our Chief Corrections Officer with respect to key areas of operational risk; monitors risks relating to our partnership development efforts through quarterly reports from our Chief Development Officer; and receives regular reports from our General Counsel with respect to legal and compliance risks. In addition, the Board evaluates risk in the context of particular business strategies and transactions. For example, the Board monitors significant capital expenditures through its annual budget review and quarterly capital expenditure reports from management and monitors risk relating to our acquisition and financing activities through in depth reviews of proposed acquisition and financing transactions.

In addition to the Risk Committee, other standing committees of the Board also have responsibility for risk oversight within their areas of oversight. The Audit Committee focuses on financial risk, including fraud risk and risks relating to our internal controls over financial reporting. It receives an annual risk assessment report from the Company’s internal auditors, as well as financial risk assessment information in connection with particular events or transactions. The Nominating and Governance Committee addresses certain governance-related risks, such as risks related to Board and executive management succession planning. As discussed in detail below, the Compensation Committee addresses risks relating to our executive compensation strategies. The full Board receives regular reports from the chairs of these committees and receives reports and other meeting materials provided to each of the committees.

Compensation Risk Assessment

In setting compensation, our Compensation Committee considers the achievement of CCA’s goals that may be inherent in the compensation program as well as the risks to CCA’s stockholders. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” the Compensation Committee believes our executive compensation plans are appropriately structured and do not pose a material risk to CCA. The Compensation Committee considered the following elements of our executive compensation plans and policies when evaluating whether such plans and policies encourage our executives to take unreasonable risks:

•	We set performance goals that we believe are reasonable, but uncertain, in light of past performance and current market and economic conditions.

•	We use restricted stock units for equity awards because restricted stock units retain value even in a depressed market.

•	The performance-based vesting over multiple years for our long-term incentive awards promotes the alignment of our executives’ interests with those of our stockholders for the long-term performance of CCA.

•	Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•	Our executive stock ownership policy requires our executives to hold certain levels of CCA stock, which aligns an appropriate portion of their personal wealth to the long-term performance of CCA.

PROPOSAL 1 - ELECTION OF DIRECTORS

The current term of office of each of our directors expires at the Annual Meeting. Mr. Correnti passed away in August 2015. We currently have 11 directors, with 9 current members of the Board of Directors standing for re-election at the Annual Meeting. Mr. Ferguson and Mr. Russell will be retiring as of the Annual Meeting and are not standing for re-election. The Board of Directors has reduced the authorized number of directors from 11 to 9 members effective as of the Annual Meeting.

Based on the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following 9 nominees, all of whom are currently serving as directors, for re-election for a new term to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. We expect each of the 9 nominees to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The general criteria considered by the Nominating and Governance Committee with respect to director nominees are discussed on page 9 of this Proxy Statement under the heading “Nominating and Governance Committee.” Based on evaluation of those criteria, the Nominating and Governance Committee and the Board believe that each of the nominees contributes relevant skills, expertise and experience to the Board and that the group of nominees collectively has the skills, expertise, experience, independence and other attributes necessary to discharge effectively the Board’s oversight responsibilities on behalf of the Company’s stockholders.

Nominees Standing for Election

Information regarding each of the nominees for director, including particular qualifications considered for each nominee, is set forth below. Directors’ ages are given as of the date of this Proxy Statement.

DAMON T. HININGER	Director since 2009

Mr. Hininger, age 46, has served as a director and our President and Chief Executive Officer since October 2009. From July 2008 until October 2009, Mr. Hininger served as our President and Chief Operating Officer. From 2007 until July 2008, Mr. Hininger served as our Senior Vice President, Federal and Local Customer Relations. Mr. Hininger joined the Company in 1992 and held several positions, including Vice President, Business Analysis and Vice President, Federal Customer Relations before being promoted to Senior Vice President. Mr. Hininger earned a bachelor’s degree from Kansas State University and an M.B.A. from the Jack Massey School of Business at Belmont University. Mr. Hininger also serves on the board of directors with the United Way of Metropolitan Nashville.

In making the decision to nominate Mr. Hininger to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his current service as our President and Chief Executive Officer and his comprehensive knowledge of the Company, its business, operations and management team through his current position and past roles with the Company, including roles at the facility operations level and as Chief Operations Officer and Senior Vice President, Federal and Local Customer Relations.

DONNA M. ALVARADO	Director since 2003

Ms. Alvarado, age 67, has served as a director and member of our Audit Committee since December 2003, a member of our Risk Committee since its formation in August 2015, a member of the Nominating and Governance Committee since December 2014 and is appointed to serve as Chair of the Compensation Committee following the Annual Meeting. Ms. Alvarado is the founder and current president of Aguila International, an international business-consulting firm that specializes in human resources and leadership development. She serves as a director and member of the audit and compensation committees of CSX Corporation, a publicly-traded provider of rail and other transportation services, and as a director and chair of the nominating and corporate governance committee and a member of the audit and risk committee of Park National Corporation, a publicly-held bank holding company. Ms. Alvarado has served as a member and as chair of the Ohio Board of Regents and has held senior management positions in government, including Deputy Assistant Secretary of Defense with the U.S. Department of Defense and Director of ACTION, the federal domestic volunteer agency. Ms. Alvarado earned both a master’s and a bachelor’s degree in Spanish from Ohio State University, completed doctoral coursework in Latin American Literature at the University of Oklahoma and earned a postgraduate certificate in Financial Management from the Wharton School of Business at the University of Pennsylvania.

In making the decision to nominate Ms. Alvarado to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, her understanding of government through her public sector experience; her experience as a public company director and member of audit, compensation and nominating and corporate governance committees; her human resources and leadership development expertise; her civic and community involvement; and her contribution to the Board’s gender and cultural diversity.

ROBERT J. DENNIS	Director since 2013

Mr. Dennis, age 62, was appointed to the Board of Directors in February 2013 and is a member of our Compensation and Executive Committees. Mr. Dennis is the chairman, president and chief executive officer of Genesco Inc., a diversified retailer of footwear, headwear, sports apparel and accessories, where he has served in an executive capacity since 2004. A 27-year retail veteran, Mr. Dennis has held senior positions with Hat World Corporation and Asbury Automotive and was a partner and leader of the North American Retail Practice with McKinsey & Company, an international consulting firm. Mr. Dennis holds a master of business administration degree, with distinction, from the Harvard Business School, with a focus on consumer marketing, and bachelor’s and master’s degrees from Rensselaer Polytechnic Institute. Mr. Dennis is a member of the Board of Directors and a member of the Governance Committee of HCA Holdings, Inc., a leading health care services company that operates hospitals and surgery centers in the United States and London, England. Previously, he served as a member of the board of directors of Teavana Holdings, Inc., a publicly traded purveyor of high quality teas and tea products, until its acquisition by Starbucks in December 2012. He serves on the board of directors of the United Way of Metropolitan Nashville, the Nashville Symphony, and serves on the Board of Visitors at Vanderbilt University’s Owen School of Management.

In making the decision to nominate Mr. Dennis to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his leadership experience as chief executive officer of a large public company; his public company director experience; his demonstrated business acumen and his understanding of corporate finance and business development matters; and his civic and community involvement.

MARK A. EMKES	Director since 2014

Mr. Emkes, age 63, was appointed to the Board of Directors in August 2014 and is a member of our Compensation Committee and our Nominating and Governance Committee and has been appointed to serve as our independent Chairman of the Board effective as of the 2016 Annual Meeting. For more than five years and until his retirement effective on February 28, 2010, Mr. Emkes was the Chairman and Chief Executive Officer of Bridgestone Americas, Inc. and Bridgestone Americas Holdings, Inc., the world’s largest tire and rubber company. He was also President of Bridgestone Americas, Inc. from January 2009 until his retirement. Mr. Emkes served as a director of Bridgestone Corporation from April 1, 2004 through February 28, 2010. From 2011 until 2013, Mr. Emkes served as the State of Tennessee’s Commissioner of Finance and Administration, a state-level cabinet position. Mr. Emkes holds a Bachelor of Arts degree in economics from Indiana’s DePauw University and a master of business administration degree from the Thunderbird School of Global Management, located in Glendale, Arizona.

Mr. Emkes is on the Board of Directors of: (i) Greif, Inc. (since February 2008), where he is a member of the compensation committee, (ii) First Horizon National Corporation (since October 2008), where he is the chairman of the audit committee, and (iii) Clarcor, Inc. (since June 2010), where he is a member of the compensation and director affairs/corporate governance committees. Mr. Emkes has served for the following charitable organizations: as President of the Middle Tennessee Council of the Boy Scouts of America, on the Board of Directors of the Community Foundation of Middle Tennessee, on the Advisory Board of Habitat for Humanity, Nashville Chapter, as a member of CEO’s Against Cancer, Tennessee Chapter, and as Chairman of Nashville’s 2010 Heart Walk. Mr. Emkes was the 2011 recipient of the Jennings A. Jones Champion of Free Enterprise Award and in October 2012 was inducted into the Nashville Business Hall of Fame.

In making the decision to nominate Mr. Emkes to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his leadership experience in various management positions, including the chief executive officer and chairman, of an international company; his demonstrated business acumen and his understanding of corporate finance and business development matters; and his civic and community involvement.

C. MICHAEL JACOBI	Director since 2000

Mr. Jacobi, age 74, has served as a director and as Chair of the Audit Committee since December 2000. Mr. Jacobi is the owner and president of Stable House, LLC, a private company engaged in residential real estate development. From June 2001 through May 2005, Mr. Jacobi served as the president and chief executive officer and a director of Katy Industries, Inc., a publicly-traded diversified manufacturing company. He is chairman of the board of Sturm, Ruger and Company, Inc., a publicly-traded maker of firearms, a director of Webster Financial Corporation, a publicly-traded banking and financial services company, a director and member of the audit committee of Kohlberg Capital Corporation, a publicly-traded business development company specializing in term loans, mezzanine investments and selected equity positions in middle market companies and a director and member of the audit committee of Performance Sports Group Ltd., a publicly-traded sports equipment company. Mr. Jacobi is a certified public accountant and holds a B.S. degree from the University of Connecticut.

In making the decision to nominate Mr. Jacobi to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his leadership experience as chief executive officer and chief financial officer of a public company; his extensive experience as a public company director and audit committee member and chairman; and his financial and accounting experience and expertise.

ANNE L. MARIUCCI	Director since 2011

Ms. Mariucci, age 58, has served as a director since December 2011 and as a member of our Audit Committee since May 2012 and a member of our Risk Committee since its formation in August 2015. Ms. Mariucci is a private investor who, prior to 2003, served in a variety of senior management capacities with Del Webb Corporation and as Senior Vice President of Strategy for Pulte Homes, Inc., following its acquisition of Del Webb. Ms. Mariucci received her undergraduate degree in accounting and finance from the University of Arizona and completed the corporate finance program at the Stanford University Graduate School of Business. She serves as a director of Taylor Morrison Home Corp., where she serves on the Audit Committee, Southwest Gas Company, where she serves on the Nominating and Corporate Governance Committee and is the chair of the Pension Plan Investment Committee, Banner Health, where she serves as a member of the Audit and Compensation Committees, Arizona State University Foundation and the Fresh Start Women’s Foundation. She is a past director of the Arizona State Retirement System, Scottsdale Healthcare and Action Performance Companies, as well as a past Trustee of the Urban Land Institute. She also served on the Arizona Board of Regents.

In making the decision to nominate Ms. Mariucci to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, her public company executive leadership experience; her understanding of and experience with the State of Arizona, a state where a significant portion of our operations is located; her background in accounting and corporate finance; her experience and knowledge with real estate; her experience as a public company director and member of audit and compensation committees; her civic and community involvement; and her contribution to the Board’s gender diversity.

THURGOOD MARSHALL, JR.	Director since 2002

Mr. Marshall, age 59, has served as a director and member of the Nominating and Governance Committee since December 2002 and as the Chair of the Risk Committee since its formation in August 2015. Mr. Marshall is a partner in the law firm of Morgan, Lewis & Bockius LLP in Washington D.C., and a principal in Morgan Lewis Consulting Group LLC, a wholly owned subsidiary of Morgan, Lewis & Bockius LLP that assists business clients with communications, political and legal strategies. Mr. Marshall is a member of the board of directors of Genesco Inc., a diversified retailer of footwear, headwear, sports apparel and accessories. He also serves on the boards of the Ford Foundation and the Supreme Court Historical Society. He serves on the American Bar Association Election Law Committee and the American Bar Association Law and National Security Committee, and he served on the Ethics Oversight Committee of the United States Olympic Committee. Mr. Marshall, the son of the historic Supreme Court Justice Thurgood Marshall, has held appointments in each branch of the federal government, including Cabinet Secretary to President Clinton and Director of Legislative Affairs and Deputy Counsel to Vice President Al Gore. Mr. Marshall was confirmed by the United States Senate to serve on the Board of Governors of the United States Postal Service in 2006 and served as Chairman prior to completing his service in 2013. Mr. Marshall earned a B.A. in 1978 and a J.D. in 1981 from the University of Virginia, after which he clerked for United States District Judge Barrington D. Parker.

In making the decision to nominate Mr. Marshall to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his understanding of politics and the public sector through his varied government service and consulting work; his understanding of organizational governance and oversight through his service as a director in the public, non-profit and for-profit sectors; his understanding of legal, regulatory and compliance issues through his education and experience as a lawyer; and his contribution to the Board’s cultural diversity.

CHARLES L. OVERBY	Director since 2001

Mr. Overby, age 69, has served as a director since December 2001. Mr. Overby served as a member of the Audit Committee from February 2002 through November 2015, a member of our Risk Committee since its formation in August 2015 and as the Chair of the Nominating and Governance Committee since the committee was established in December 2002. From 1997 through 2011, Mr. Overby served as the chairman and chief executive officer of The Freedom Forum, an independent, non-partisan foundation dedicated to the First Amendment and media issues, as well as chief executive officer of its affiliates, The Diversity Institute and the Newseum, a museum about news and history in Washington, D.C. Mr. Overby is a former Pulitzer Prize-winning editor in Jackson, Mississippi. He worked 16 years for Gannett Co., the nation’s largest newspaper company, in various capacities, including as reporter, editor and corporate executive. He was vice president for news and communications for Gannett and served on the management committees of Gannett and USA TODAY. Mr. Overby currently serves on the board of the Andrew Jackson Foundation.

In making the decision to nominate Mr. Overby to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his executive leadership experience and understanding of corporate governance as chief executive of several non-profit organizations; his understanding of media and public relations through his career as a journalist, print media executive and executive with other media related organizations; his political experience; and his civic and community involvement and leadership.

JOHN R. PRANN, JR.	Director since 2000

Mr. Prann, age 65, has served as a director and member of the Compensation Committee since December 2000 and member of the Audit Committee since December 2014. Mr. Prann’s business experience includes service as the president and chief executive officer of Katy Industries, Inc., as a partner with the accounting firm of Deloitte & Touche and as a director of several private companies. Mr. Prann earned a B.A. in Biology from the University of California, Riverside and an M.B.A. from the University of Chicago.

In making the decision to nominate Mr. Prann to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his executive leadership experience as president and chief executive of a public company and his understanding of accounting and finance issues through his education and career.

The Board of Directors unanimously recommends a vote “FOR” each of the 9 nominees.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2015 are described below under “Audit Matters.”

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. If the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interest to do so.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016.

AUDIT MATTERS

Audit and Non-Audit Fees

The following table presents fees for audit, audit-related, tax and other services rendered by the Company’s principal independent registered public accounting firm, Ernst & Young LLP, for the years ended December 31, 2015 and 2014.

Fees	2015	2014
Audit Fees (1)	$1,303,442	$1,288,906
Audit-Related Fees (2)	589,154	—
Tax Fees (3)	313,948	776,895
All Other Fees (4)	1,995	1,715

Total	$2,208,539	$2,067,516

(1)	Audit fees for 2015 and 2014 include fees associated with the audit of our consolidated financial statements, the audit of our internal control over financial reporting, reviews of our quarterly financial statements and assistance with filing certain registration statements.
(2)	Audit-Related Fees in 2015 include due diligence and accounting consultations related to our acquisition of Avalon Correctional Services, Inc. and analysis of other prospective acquisitions.
(3)	Tax fees for 2015 and 2014 were for services consisting primarily of federal and state tax planning, including the Company’s activities relating to being taxed as a REIT. Tax fees for 2015 also include federal and state tax consulting in connection with our acquisition of Avalon Correctional Services, Inc. and analysis of other prospective acquisitions.
(4)	All other fees for 2015 and 2014 consist of access fees to EY Online, an on-line information and communication tool available to Ernst & Young audit clients.

Pre-Approval of Audit and Non-Audit Fees

Consistent with Section 202 of the Sarbanes-Oxley Act of 2002 and SEC rules regarding auditor independence, our Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. In 2015 and 2014, the Audit Committee approved all fees disclosed under “audit,” “tax,” “audit-related” and “all other” fees by Ernst & Young in accordance with applicable rules.

The Audit Committee’s Auditor Independence Policy prohibits our independent registered public accounting firm from performing certain non-audit services and any services that have not been approved by the Audit Committee in accordance with the policy and the Section 202 rules. The policy establishes procedures to ensure that proposed services are brought before the Audit Committee for consideration and, if determined by the Committee to be consistent with the auditor’s independence, approved prior to initiation, and to ensure that the Audit Committee has adequate information to assess the types of services being performed and fee amounts on an ongoing basis. The Audit Committee has delegated to its Chair, Mr. Jacobi, the authority to pre-approve services between meetings when necessary, provided that the full Committee is apprised of the services approved at its next regularly scheduled meeting.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Oversight of Financial Reporting

As part of its oversight of our financial statements, the Committee reviews and discusses with both management and our independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. With respect to the 2015 fiscal year, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Auditing Standard No. 16 (Communications with Audit Committees), as amended, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also received the written disclosures and a letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Also with respect to fiscal 2015, the Audit Committee received periodic updates provided by management, the independent registered public accounting firm and the internal auditors at each regularly scheduled Audit Committee meeting and provided oversight during the process. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of our internal control over financial reporting. The Audit Committee also reviewed Management’s Report on Internal Control over Financial Reporting and Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

C. Michael Jacobi, Chair

Donna M. Alvarado

Anne L. Mariucci

John R. Prann, Jr.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE THE

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company seeks your non-binding advisory vote and asks that you support the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section (“CD&A”) and the accompanying tables contained in this Proxy Statement. Our Board of Directors has determined to hold this advisory vote every year. Because your vote is advisory, it will not be binding on the Compensation Committee or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation for our Named Executive Officers. We urge you to read the CD&A, which begins on page 24 of this Proxy Statement, and any other sections of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2015 compensation of our Named Executive Officers.

As described in detail in the CD&A, our executive compensation programs are designed to ensure that our executive officers are rewarded appropriately for their contributions to us and that our overall compensation strategy supports the objectives and values of our organization, as well as stockholder interests. Our programs are designed to attract and maintain executive leadership who will execute our business strategy, uphold our values and deliver results and long-term value to our stockholders. Our goal is to have a substantial portion of executive compensation contingent upon our performance.

While we experienced a decline in our stock price in 2015 along with other companies in our industry, we continued to have strong operational results in 2015.

•	In our third year operating as a REIT, we increased our regular aggregate dividends per share in 2015 to $2.16 from $2.04 per share in 2014.

•	Our normalized Funds From Operations (“FFO”) per diluted share increased to $2.69 in 2015 from $2.65 in 2014.

•	We also achieved growth in our total revenue and net income, due to successful operations, acquisitions, expansion of corrections capabilities and continued operation as a REIT.

•	Our stock price decreased from $36.34 to $26.49 in 2015 resulting in a one-year, three-year and five-year total stockholder return (“TSR”) of -21.9%, 2.0% and 8.9%, respectively, ranking in the 30th, 24th and 35th percentile, respectively, among our peer group for these periods. Our stock price was negatively impacted in part by decreased California inmate population due to regulatory changes and as well as the increased interest rate environment that negatively impacted many REIT stocks.

•	We also completed several significant transactions and milestones that we believe position us well to execute our business strategies, including the following:

•	Completed construction of the 2,552-bed Trousdale Turner Correctional Center and successfully prepared the new facility for the intake of inmates in the first quarter of 2016.

•	Completed the offering of $250.0 million aggregate principal amount of 5.0% senior notes due 2022, thereby reducing our exposure to variable rate debt.

•	Completed the acquisition of Avalon Correctional Services, Inc., a privately held community corrections company that operates 11 community corrections facilities with approximately 3,000 beds in Oklahoma, Texas and Wyoming.

•	Announced in December 2015, an award from the Arizona Department of Corrections to house up to an additional 1,000 medium-security inmates at our Red Rock Correctional Center in Arizona.

Our compensation reflected our performance and reasonable market competitive practices:

•	We employ normalized FFO as the primary performance metric by which annual incentive cash compensation may be earned, once we achieved positive adjusted earnings per share (“Adjusted EPS”).

•	We achieved positive Adjusted EPS of $1.93 and normalized FFO per share of $2.69, which, pursuant to the pre-established formula, yielded an annual cash incentive payout of 51% of actual salary.

•	Target bonus opportunity under our 2015 annual cash incentive plan is 75% of salary for all executives, including our CEO.

•	We continued performance-based RSUs in 2015. Vesting of RSUs granted in 2015 is based on our achievement of a targeted normalized FFO per share, with 1/3rd of the granted shares vesting if we achieve the normalized FFO per share goal for that year. If the goal is not achieved for the year, vesting will not occur for that 1/3rd tranche and will be forfeited. The normalized FFO goals are based on pre-established compounded normalized FFO growth rates.

•	Our normalized FFO per share growth resulted in full vesting of the tranches of the performance shares granted in 2015 and 2014 that could vest based on our 2015 normalized FFO performance.

•	Our equity grants in 2015 were exclusively performance-based RSUs. We did not grant any options or time-based RSUs to our executive officers.

•	Our total cash compensation and total direct compensation are generally at or below market median.

The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure our programs achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. The Compensation Committee also has engaged an independent compensation consultant, PricewaterhouseCoopers LLP, to assist it in reviewing the Company’s compensation strategies and plans.

We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives.

Stockholders are being asked to vote on adoption of the following resolution:

RESOLVED: That the stockholders of Corrections Corporation of America approve the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section and related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2016 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.

EXECUTIVE OFFICERS

The following table sets forth our executive officers as of March 14, 2016:

Damon T. Hininger	Chief Executive Officer and President, Director
David M. Garfinkle	Executive Vice President and Chief Financial Officer
Harley G. Lappin	Executive Vice President and Chief Corrections Officer
Anthony L. Grande	Executive Vice President and Chief Development Officer
Steven E. Groom	Executive Vice President and General Counsel
Lucibeth Mayberry	Executive Vice President, Real Estate
Kim White	Executive Vice President, Human Resources
John D. Ferguson	Executive Chairman of the Board, Director

Set forth below are the biographies of each of our current executive officers, except for Mr. Hininger, whose biography is set forth under “Proposal 1 – Election of Directors.”

David M. Garfinkle, age 48, has served as the Company’s Executive Vice President and Chief Financial Officer since May 1, 2014. He served as the Company’s Vice President of Finance and Controller from February 2001 to May 1, 2014. From 1996 to 2001, Mr. Garfinkle served as Vice President and Controller for Bradley Real Estate, Inc., a publicly traded real estate investment trust. Prior to joining Bradley Real Estate, Inc., Mr. Garfinkle was a Senior Manager at KPMG Peat Marwick, LLP. Mr. Garfinkle is a Certified Public Accountant and graduated summa cum laude with a bachelor of business administration from St. Bonaventure University.

Harley G. Lappin, age 60, has served as an Executive Vice President and our Chief Corrections Officer since June 2011. Prior to joining the Company and since 2003, Mr. Lappin served as the Director of the Federal Bureau of Prisons (“BOP”), the nation’s largest correctional system, with oversight and management responsibility for 116 federal prisons, 14 large, private contract facilities and more than 250 contracts for community correctional facilities, in total comprising more than 215,000 inmates managed by 38,000 employees. Previously, Mr. Lappin served in a variety of other roles with the Bureau of Prisons beginning in 1985, including Regional Director, Warden of the United States Penitentiary in Indiana, and Warden of the Federal Correctional Institution in North Carolina, among other positions. Mr. Lappin has a master’s degree in criminal justice from Kent State University and an undergraduate degree from Indiana University. Mr. Lappin serves on the boards of Thistle Farms, Inc. and Court Appointed Special Advocates, both non-profit organizations.

Anthony L. Grande, age 46, has served as an Executive Vice President and our Chief Development Officer since July 2008. From September 2007 to July 2008, Mr. Grande served as our Senior Vice President, State Customer Relations. Mr. Grande joined CCA in 2003 to serve as Vice President of State Customer Relations. Prior to joining CCA, Mr. Grande served as the Commissioner of Economic and Community Development for the State of Tennessee. Mr. Grande earned his Masters of Education at Vanderbilt University in Nashville, Tennessee and his Bachelor of Arts from The American University in Washington, D.C.

Steven E. Groom, age 64, has served as an Executive Vice President and General Counsel since April 2010. From March 2001 to April 2010, Mr. Groom served as our Vice President and Deputy General Counsel with responsibility for litigation and risk management. Previously, Mr. Groom was a partner in the law firm of Stites & Harbison, PLLC in Nashville and served in managing attorney and general counsel roles for SunTrust Bank, Inc. Mr. Groom earned a bachelor’s degree from Lipscomb University and his law degree from the University of Memphis, where he was a member of the Law Review. Mr. Groom serves on the Board of Visitors of Lipscomb University’s College of Business and the Board of Advisors of the University’s Institute for Conflict Management. Mr. Groom has informed the Company that he intends to retire from his position as Executive Vice President and General Counsel in 2016.

Lucibeth Mayberry, age 44, has served as Executive Vice President, Real Estate since May 2015. From November 2013 to May 2015, Ms. Mayberry served as our Senior Vice President, Real Estate. From August 2008 to November 2013, Ms. Mayberry served as our Vice President, Deputy Chief Development Officer. From March 2006 to August 2008, Ms. Mayberry served as Vice President, Research, Contract and Proposals. Ms. Mayberry joined CCA in May 2003 as Senior Director, State Partnership Relations and was promoted to Managing Director, State Partnership Relations in 2004. Before joining CCA, Ms. Mayberry served as a Senior Associate of the Taxation and Estate Planning Practice Group at the Nashville-based law firm Stokes, Bartholomew, Evans and Petree. She holds a bachelor’s degree from the University of Tennessee, a juris doctor from Vanderbilt University, and a Master of Laws in Taxation from the University of Florida.

Kim White, age 55, has served as Executive Vice President, Human Resources since May 2015. From November 2013 to May 2015, Ms. White served as our Senior Vice President, Human Resources. From March 2013 to November 2013, Ms. White served as Vice President, Correctional Programs and from August 2012 to March 2013, Ms. White served as Managing Director, Inmate Programs. Prior to joining CCA, Ms. White served 26 years with the Federal Bureau of Prisons (“BOP”) in a wide variety of operational roles in the areas of Institutional Operations, Staffing and Inmate Programs, and more recently as the Assistant Director, Human Resource

Management Division, where she had oversight for the hiring, training and retention of the Bureau’s 38,000 employees. In 2007, Ms. White received the Presidential Rank Award of Meritorious Executive for her leadership with the BOP. Ms. White holds a bachelor’s degree in corrections and criminal justice and a master’s degree in correctional criminology and juvenile justice, both from Kent State University. She has also completed Harvard University’s Executive Education Program for senior managers in government.

John Ferguson, age 70, has served as a director since August 2000 and also serves as executive Chairman of our Board and chairman of our Executive Committee. Mr. Ferguson formerly served as our Chief Executive Officer from August 2000 to October 2009 and as our President from August 2000 until July 2008. Mr. Ferguson’s career in business and government includes service as the Commissioner of Finance for the State of Tennessee and as the chairman and chief executive officer of Community Bancshares, Inc., the parent corporation of The Community Bank of Germantown (Tennessee), as well as service on the State of Tennessee Board of Education and the Governor’s Commission on Practical Government for the State of Tennessee. Mr. Ferguson has served as a director of various charitable and civic organizations, including the Boy Scouts of America - Middle Tennessee Council, the Nashville Public Education Foundation and the Tennessee Performing Arts Center. Mr. Ferguson graduated from Mississippi State University in 1967. Mr. Ferguson will be resigning his position as executive Chairman of our Board, effective as of the Annual Meeting.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This section of the Proxy Statement discusses the objectives and elements of our compensation programs and the compensation awarded to our named executive officers, or NEOs, consisting of our Chief Executive Officer, Chief Financial Officer and our next three highest paid executives in 2015. This information should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow in this Proxy Statement. Based on SEC proxy disclosure rules, the following individuals were our NEOs for the fiscal year ended December 31, 2015:

Damon T. Hininger	Chief Executive Officer and President
David M. Garfinkle	Executive Vice President and Chief Financial Officer
Harley G. Lappin	Executive Vice President and Chief Corrections Officer
Anthony L. Grande	Executive Vice President and Chief Development Officer
Steven E. Groom	Executive Vice President and General Counsel

Executive Summary

Corrections Corporation of America is the nation’s largest owner of privatized correctional and detention facilities and one of the largest prison operators in the United States. The fundamental objectives of our compensation policies are to attract and retain executive leadership that will execute our business strategy, uphold our values, deliver strong results and create long-term value for our stockholders.

Increased Quarterly Dividends and Return to Our Stockholders. CCA began operating as a real estate investment trust, or a REIT, for federal income tax purposes effective January 1, 2013 and in our third full year as a REIT our regular aggregate quarterly dividends per share in 2015 increased 5.9% to $2.16 in 2015 from $2.04 in 2014.

Solid Operational and Financial Results for 2015. Due to expansion of our community-based corrections capabilities through acquisitions and our ability to create unique solutions to our government partners’ challenges, we experienced meaningful growth in our net income, earnings per share (“EPS”) and dividends, while normalized Funds From Operations (“FFO”) per diluted share experienced a slight increase, as illustrated below ($ in millions, except per share amounts).

	2015	2014	Change
Net Income	$221.9	$195.0	13.8%
Adjusted Net Income (1)	$227.1	$225.0	1.0%
Dividends per share	$2.16	$2.04	5.9%
Normalized FFO (2)	$2.69	$2.65	1.5%
EPS	$1.88	$1.66	13.3%
Adjusted EPS (3)	$1.93	$1.92	0.5%
Closing Stock Price at Fiscal Year-End	$26.49	$36.34	-27.1%

(1)	Adjusted Net Income represents GAAP net income, adjusted for the Company’s expenses incurred in connection with the debt refinancing activities, expenses associated with mergers and acquisition activity and certain impairments that the Company believes are unusual or nonrecurring, and do not reflect the ongoing operations of the Company. These adjustments are specified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Funds from Operations.”
(2)	Normalized FFO is FFO adjusted to exclude income and expenses deemed non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of our ongoing operations. Our reconciliation of FFO and Normalized FFO from net income are contained in our Annual Report on 10-K for the fiscal year ended December 31, 2015 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Funds from Operations.”
(3)	Adjusted EPS represents earnings per share adjusted for the items described under “Compensation for 2015—Annual Cash Incentive Plan Compensation” below.

Negative one-year TSR, ranking between the 25th and Median compared to our Peer Group.

Despite our solid operational and financial results, our stock price decreased from a closing price of $36.34 at fiscal year-end 2014 to $26.49 for fiscal year end 2015. Our total stockholder return, or TSR, for 2015 and the three-year and five-year periods ended December 31, 2015 and ranking within our peer group are illustrated below. The decline in our stock price in 2015 was impacted in part by a decline in inmate population in California due to regulatory changes in California as well as the increased interest rate environment that negatively impacted many REIT stocks. As of March 14, 2016, our closing stock price was $31.22.

	TSR	Percentile Ranking within Peer Group
One Year TSR	-21.99%	30th
Three Year TSR	2.03%	24th
Five Year TSR	8.90%	35th

Pay for Performance. Pay for performance is an important component of our longstanding executive compensation philosophy. Our compensation approach is designed to incentivize our executives to substantially contribute individually and collaboratively to our long-term, sustainable growth. We use normalized FFO performance metrics because we believe that with the Company’s REIT structure, normalized FFO reflects the value delivered to stockholders and reflects long term value creation as it measures our earnings and cash generating potential from our core business, and is comparable to performance metrics used by other REITs.

•	Below Target Payout Under our Annual Cash Incentive Plan. For 2015, as in 2014, we used normalized funds from operations, or FFO, as the primary performance metric by which incentive compensation may be earned, once we achieved positive adjusted earnings per share, or Adjusted EPS. Under our annual cash incentive plan we target 75% of actual salary for the annual cash incentive award for all of our NEOs, including our Chief Executive Officer. For 2015, we achieved positive Adjusted EPS of $1.93 and only a slight increase in normalized FFO per share of $2.69 per share, which, pursuant to the pre-established formula, yielded an annual cash incentive payout of 51% of actual salary, which is meaningfully below 75% of base salary paid for target performance. The 2015 bonuses were paid consistent with this formula.

•	Performance Based RSUs Align the Interests of our Executives with our REIT Stockholders. In 2015, in order to continue to align management’s interests with those of our stockholders, to tie compensation to our performance as a REIT and to put a substantial portion of the executive’s pay at risk based on our performance, the Compensation Committee granted performance-based RSUs in 2015 with the performance metric based on our normalized FFO growth rate. These performance-based RSUs vest over a three year period, with 1/3rd vesting per year if we achieve the pre-established normalized FFO performance goal for that year, which goal is based on pre-established compounded annual growth rates. Commencing with the performance awards made in 2015, if the pre-established performance goal for any one year is not met, the tranche for such year will be forfeited and not vest. In prior years, there was an ability to earn that year’s tranche based on cumulative as well as annual goals. The cumulative feature was eliminated to more directly tie the interests of our executives with the real time interests of our stockholders. For 2015, FFO performance exceeded the minimum FFO goals and resulted in vesting of the 2015 tranche for our outstanding performance-based RSUs. The performance based RSUs granted in 2015 had a grant date fair value of $40.24 but a realized value on the date they were earned and vested (February 25, 2016) of $29.38.

Substantial Compensation Tied to Our Objective Performance. All of our equity is granted in the form of performance-based RSUs that vest only based upon our normalized FFO performance, and our annual cash incentives are earned based upon our objective financial performance against pre-established goals. As a result, a substantial portion of executive compensation is at risk, paid based on our objective performance and tied to the interests of our stockholders and long-term value creation. The following table illustrates the degree to which the total direct actual compensation of our CEO for 2015 was earned based on our performance.

All values derive from the Summary Compensation Table for 2015 for Mr. Hininger. “Other” includes “Change in Nonqualified Deferred Compensation Earnings” and “All Other Compensation” as described in the Summary Compensation Table.

At or Below Market Median Compensation. Our independent compensation consultant, PricewaterhouseCoopers LLP, or PwC, conducts competitive analyses from time to time at the request of our Compensation Committee, in order to provide a comparison of our compensation practices against a peer group of companies. In February 2014 in connection with our conversion to a REIT, our Compensation Committee, with the assistance of PwC, performed an extensive competitive market analysis. Our peer group as established in 2014 was 29 companies, including 14 REIT companies. In determining our peer group for 2014, the Compensation Committee and PwC took into account our REIT status and our then current financial metrics.

•	At the time of the February 2014 PwC report, our total cash compensation in 2014 was generally below median market, and total direct compensation in 2014 was generally at or below median market, when compared to our peer group. The 2014 PwC report found that our EPS growth, return on equity and TSR were above the market median of our peer group, and we were positioned at the 50th percentile in terms of revenues and in between the 25th and 50th percentile in terms of market capitalization and fixed assets of the peer group.

•	The Compensation Committee continued to use the 2014 PwC report as a guideline in making its 2015 compensation decisions, establishing targeted ranges for each element of direct compensation based on market median of the peer group For 2015, the Compensation Committee determined to:

•	maintain equity grant values at the same level as provided in 2014, which levels were below the median LTIP fair value of the 2014 PwC report;

•	maintain the cash incentive plan target opportunities at 75% of base salary for target performance for all participants: and

•	provide salary increases of 2.5% in July 2015 to all NEOs other than Mr. Garfinkle, who received a 7.5% increase to move his salary closer to market midpoint as reflected in the 2014 PwC report. The increase in salaries resulted in all NEOs being below Salary Midpoint of the 2014 PwC report, except for the CEO, whose salary increase put him slightly above the Salary Midpoint.

Compensation Best Practices and Governance. We believe in keeping the upmost integrity and serving as a responsible fiduciary to our stockholders. We are committed to managing the company for the benefit of the stockholders and are focused on maintaining good governance and establishing best practices that work within our objectives and which we deem advisable. Practices that illustrate that commitment include:

•	We maintain an anti-hedging and anti-pledging policy;

•	Our Compensation Committee works with an independent consultant, who did a comprehensive revamping of our peer group and guidelines for 2014, better reflecting our REIT status;

•	We provide limited perks;

•	We do NOT provide tax gross ups (except in connection with relocations);

•	We maintain stock ownership guidelines for our directors and executive officers; and

•	Our dividend equivalents are earned and are paid in cash only when and to the extent the underlying performance-based RSU is earned and paid.

Favorable Results of 2015 Advisory Vote to Approve Executive Compensation. At our 2015 Annual Meeting of Stockholders, our stockholders overwhelmingly approved the compensation of our NEOs with more than 97% of the votes cast voting in favor of our advisory “say on pay” proposal. The Compensation Committee and the Company view these results as an indication that our stockholders support our executive compensation policies, and thus no changes were made to our compensation programs as a result of this vote. Nonetheless, the Compensation Committee continues to evaluate compensation best practices and consider additional performance metrics and means for tying pay to performance.

Compensation Philosophy and Objectives

The fundamental objectives of our executive compensation policies are to attract and maintain executive leadership that will execute our business strategy, uphold our values, deliver positive results and create long-term value to our stockholders. Accordingly, the Committee develops compensation strategies and programs that will attract, retain and motivate highly qualified and high-performing executives through compensation that is:

•	Performance-based: A significant component of compensation should be determined based on whether or not we meet performance criteria that are aligned with growth in stockholder value and do not encourage unreasonable risk-taking.

•	Competitive: Pay for performance scales are established so the competitive positioning of an executive’s total compensation reflects the competitive positioning of the Company’s performance, i.e., high Company performance relative to peers results in high compensation relative to competitive benchmarks, and vice versa.

•	Balanced: Performance-oriented features and retention-oriented features should be balanced so the entire program accomplishes the Company’s pay-for-performance and executive retention objectives, while encouraging prudent risk-taking that is aligned with the Company’s overall strategy.

•	Fair: Compensation levels and plan design should reflect competitive practices, our performance relative to peer companies and the relationship of compensation levels from one executive to another.

In making its determinations, the Compensation Committee performs an overall analysis of the executive’s performance for the year, projected role and responsibilities, impact on execution of Company strategy, external pay practices, total cash and total direct compensation positioning relative to other Company executives, the recommendations of our Chief Executive Officer and such other factors the Committee deems appropriate. Our Committee also considers employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. Based on these objectives, the Committee has determined that our Company should provide its executives with compensation packages comprised of three primary elements:

1)	base salary, which takes individual performance into account and is designed to be competitive with median salary levels in an appropriate peer group;

2)	annual variable performance awards, payable in cash and based on the financial performance of the Company, in accordance with the goals established by the Committee; and

3)	long-term stock-based incentive awards that vest based on the performance of the Company, which strengthens the commonality of interests between executive officers and our stockholders.

Benefits and perquisites play a limited role in our executives’ total compensation packages. The Committee believes that as a result of our balance of long- and short-term incentives, our use of performance-based RSUs with dividend equivalents that provide a tie to our stockholders interests and our stock ownership guidelines, our executive compensation program currently serves our objectives well.

Process – Independent Review and Use of Market Data as a Guideline

The Compensation Committee annually reviews executive compensation and our compensation policies to ensure that the Chief Executive Officer and the other executive officers are rewarded appropriately for their contributions to our success and that the overall compensation strategy supports the objectives and values of our organization, as well as stockholder interests. The Committee conducts this review and makes compensation decisions through a comprehensive process involving a series of meetings primarily occurring in the first and second quarters of each year. Committee meetings typically are attended by the Committee members, legal advisors, our Chairman of the Board, our Chief Executive Officer and, upon request, the Committee’s compensation consultant. As with all Board committees, other Board members also have a standing invitation to attend the Compensation Committee’s meetings. Our Chief Executive Officer generally makes recommendations to the Committee regarding equity awards for the executive officers other than himself. The Committee meets in executive session to the extent the members deem necessary or appropriate to ensure independent analysis and determinations. Additional information regarding the Compensation Committee and Committee meetings is included above under “Corporate Governance – Board of Director Meetings and Committees.”

Use of Independent Compensation Consultant. Since 2000, the Committee has engaged PwC from time to time to assist it in reviewing compensation strategies and plans and to provide market competitive data. When requested, PwC works directly with the chair of the Committee and, as directed by the chair of the Committee, with our Chief Executive Officer. PwC was selected due to its extensive experience in providing compensation consulting services. At the Committee’s request, PwC has from time to time performed several analyses, including peer and market comparisons, internal pay equity, updating of the executive salary structure and modeling of executive compensation levels at different levels of Company performance. Our Compensation Committee does not use the market data to benchmark our compensation; instead, these analyses and the input from PwC have assisted the Committee in determining if its strategies and plans were advisable based on the Company’s current financial position and strategic goals, as well as developments in corporate governance and compensation design.

Peer Group and Market Data. In 2015, the Compensation Committee continued to use the market data analysis provided by PwC in February 2014. This market data analysis employed a peer group recommended by PwC that reflected updates due to the then recent conversion of the Company to a REIT. In the 2014 updates, the Compensation Committee used a peer group of 23 companies

(including 14 REIT companies) and eliminated certain companies that were not dividend paying. Based on the recommendation of PwC, we employed the following as filters for determining our peer group:

•	Owners and operators of multi-state facilities delivering services to third parties;

•	Revenues of $900 million to $6 billion

•	Minimum employee base of 10,000;

•	Market capitalization between $3 billion to $6 billion;

•	Dividend payout ratio of greater than 60% of net income;

•	Investment in fixed assets of $2 to $5 billion; and

•	Future growth heavily dependent upon the acquisition or development of additional facilities.

The following companies were selected by PwC and approved by the Committee for inclusion in the 2014 peer group:

•    Brookdale Senior Living, Inc.

•    CBL & Associates Properties, Inc.

•    Cinemark Holdings, Inc.

•    Duke Realty

•    Federal Realty Investment Trust

•    The Geo Group, Inc.

•    HealthSouth Corporation

•    Hospitality Properties Trust

•    Hyatt Hotels Corporation

•    Realty Income Corporation

•    Weingarten Realty Investors

•    Iron Mountain Incorporated

•    LifePoint Hospitals, Inc.

•    MeadwestVaco Corporation

•    Packaging Corp. of America

•    Penn National Gaming Inc.

•    Piedmont Office Realty Trust

•    Plum Creek Timber Co., Inc.

•    Quanta Services, Inc.

•    Rayonier, Inc.

•    Regal Entertainment Group

•    Senior Housing Properties Trust

None of our peer group companies met all of the filters, and generally the peer group companies met approximately two or more of the filters. In general, we were at the 50th percentile of revenues among our peers and between the 25th and 50th percentile of market capitalization and fixed assets of our peers.

Total Direct Target Compensation Guidelines. Based on the extensive market analysis performed by PwC in 2014 , and based on internal pay equity considerations and a consideration of our compensation objectives and philosophies, with a particular emphasis on performance and equity as key drivers for executive compensation, the executive compensation structure set forth in the table below was developed by the Committee in 2014 in consultation with PwC for purposes of providing a point of reference for comparing future compensation decisions, including as a guideline for 2015 compensation decisions. The midpoint amounts are aligned with the 50th percentile of peer group proxy data by rank. References in this Proxy to the Salary Midpoint or the LTIP Fair Value are to the following table valuations.

Position Level	Position Titles	Base Salary Structure			Bonus	LTIP Fair Value	Total Comp. Midpoint (1)
		Minimum	Midpoint	Maximum
A	Chief Executive Officer	$675,000	$840,000	$1,005,000	75%	$2,500,000	$3,970,000
B	Chief Financial Officer, Chief Corrections Officer and Chief Development Officer	$335,000	$420,000	$505,000	75%	$850,000	$1,585,000
C	General Counsel	$275,000	$345,000	$415,000	75%	$735,000	$1,338,750

(1)	Equals the sum of base salary midpoint plus target bonus plus LTIP fair value.

Compensation for 2015

The primary components of our 2015 compensation program were cash compensation, consisting of a mix of base salary and our annual cash incentive plan compensation, and equity incentives, consisting solely of restricted stock units with performance-based vesting.

Base Salary

We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Typically in the second quarter of each year, the Committee reviews and if applicable, approves a revised annual salary plan for our executive officers, taking into account several factors, including prior year’s salary, responsibilities, tenure, individual performance, salaries paid by comparable companies for comparable positions, the Company’s overall pay scale and the Company’s recent and projected financial performance. As part of PwC’s 2014 study, the Committee determined that base salary generally should be set at or below the 50th percentile of the benchmarks from the PwC market analysis, subject to adjustment to account for the individual factors referenced above. This market positioning was based on the Committee’s objective of providing competitive base salaries for recruiting and retention purposes.

The Committee also solicits the views and recommendations of our Chief Executive Officer, in consultation with our Chairman, when setting the base salaries of the other executive officers, given their respective insight into internal pay equity and positioning issues, as well as executive performance. At a Committee meeting typically held in the first or second quarter of each year, the Chief Executive Officer summarizes his assessment of the performance during the previous year of each of the other executive officers. The Chief Executive Officer, in consultation with our Chairman, also provides his recommendations on any compensation adjustments. The Committee approves any base salary adjustments for these executives, based on such factors as the competitive compensation analysis, the Chief Executive Officer’s assessment of individual performance, the Company’s performance and the location in the salary range of the executive’s current salary, general market conditions and internal pay equity considerations.

The process is similar for determining any base salary adjustments for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Committee with a recommendation. The Chief Executive Officer presents a self-assessment of his performance during the year to the Committee, which then approves any base salary adjustment based on the factors described above with respect to the other executives. To the extent it deems necessary and appropriate, the Committee meets in executive session to discuss adjustments to the base salaries of the Company’s executive officers, including the Chief Executive Officer. Such adjustments typically take effect on or about July 1 of each year.

During 2015, after review of the 2014 PwC report and consultation with the CEO regarding the other NEOs’ performance and his recommendations, the Committee approved a 2.5% increase to the base salaries of our NEOs, other than Mr. Garfinkle, who received a 7.5% increase, with the salaries effective as of July 6, 2015. The Committee believed that the raises were appropriate given that, based on the 2014 PwC report, the existing salaries were at or below the Salary Midpoint of their peers. The larger increase for Mr. Garfinkle reflects the larger disparity between his base salary and the Salary Midpoint for his position of $420,000 and in recognition of the importance of his role.

Name	2015 Base Salary $	2014 Base Salary $	Percentage Increase
Damon T. Hininger	861,000	840,000	2.5%
David M. Garfinkle	387,000	360,000	7.5%
Harley G. Lappin	412,089	402,038	2.5%
Anthony L. Grande	412,089	402,038	2.5%
Steven E. Groom	327,442	319,456	2.5%

Annual Cash Incentive Plan Compensation

Our annual cash incentive plan compensation provides our executive officers with the potential for significantly enhanced cash compensation based on the extent to which financial performance targets set in advance by the Committee are met. Each of the named executive officers in the annual cash incentive plan can earn between 5% and 200% of his or her actual salary based on our performance against pre-established financial goals, with 75% of base salary payable to each of our NEOs based on target performance against these goals.

The financial goals for the 2015 cash incentive plan were Adjusted EPS and growth in normalized funds from operations, or normalized FFO per share. In order for cash incentives to be payable, we must first achieve positive Adjusted EPS. If positive Adjusted EPS is not achieved, then no amounts could be earned under the cash incentive plan. Presuming positive Adjusted EPS criteria is met, the actual bonus payable is determined through the Committee’s exercise of negative discretion, based on our normalized FFO per share against pre-established goals as set forth in the table below. As in 2014, the Committee chose normalized FFO per share as the performance metric for 2015 along with positive Adjusted EPS, because it believes that with the Company operating as a REIT, there is a strong relationship between positive Adjusted EPS coupled with normalized FFO per share growth and growth in stockholder value. Normalized FFO per share is a common metric used to evaluate REITs, as it takes into account earnings from existing properties excluding the impact of depreciation of real estate assets, and thus measures the cash-generating potential of the REIT’s holdings.

Since 2010, the Compensation Committee has employed a target bonus opportunity of 75% of actual salary paid during the year for each of the NEOs, including our Chief Executive Officer.

The initial guidance for 2015, as set forth in the Company’s earnings news release dated February 11, 2015, ranged from $1.94 to $2.02 for adjusted diluted EPS and from $2.67 to $2.75 for normalized FFO per share. The Compensation Committee establishes the performance goals based on a target bonus at 75% of base salary, which would be met for 2015 if we achieved positive Adjusted EPS and normalized FFO per share of $2.73 for 2015. The maximum bonus was set at 200% of base salary, which would be met if we achieved normalized FFO per share of $2.93. The Compensation Committee set the normalized FFO per share bonus range as set forth in the following table so that the target bonus would be met if we achieved positive Adjusted EPS and normalized FFO per share that fell between our initial guidance.

Normalized FFO per share	Bonus % of Actual Salary
$2.60	5.00%
$2.61	10.00%
$2.62	15.00%
$2.63	20.00%
$2.64	25.00%
$2.65	30.00%
$2.66	35.00%
$2.67	40.00%
$2.68	45.00%
$2.69	51.00 (Actual	% )
$2.70	57.00%
$2.71	63.00%
$2.72	69.00%
$2.73	75.00 (Target	% )
$2.74	80.26%
$2.75	85.55%

Normalized FFO per share	Bonus % of Actual Salary
$2.76	90.84%
$2.77	96.13%
$2.78	101.42%
$2.79	106.71%
$2.80	112.00%
$2.81	119.00%
$2.82	126.00%
$2.83	133.00%
$2.84	140.00%
$2.85	147.00%
$2.86	154.00%
$2.87	160.58%
$2.88	167.15%
$2.89	173.72%
$2.90	180.29%
$2.91	186.86%
$2.92	193.43%
$2.93	200.00%

Adjusted EPS and normalized FFO per share are adjusted for any of the items set forth in Section 11.2 of the Company’s Amended and Restated 2008 Stock Incentive Plan, or the 2008 Plan. For reconciliation of EPS and FFO figures, please refer to the reconciliation disclosure in the Company’s Annual Report on Form 10-K under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Funds from Operations.”

Based on our Adjusted EPS of $1.93 and normalized FFO per share of $2.69 for 2015, bonuses were earned at 51% of salary, below target, and the following cash incentive plan compensation was awarded to our NEOs in February 2016 consistent with such earned amount:

Name	2015 Cash Incentive Compensation
Damon T. Hininger	$450,232
David M. Garfinkle	$197,547
Harley G. Lappin	$215,489
Anthony L. Grande	$215,489
Steven E. Groom	$171,225

For 2016, the Compensation Committee determined to continue the umbrella annual cash incentive plan on substantially the same terms as in 2015, requiring positive Adjusted EPS and updated performance goals for normalized FFO.

Performance-Based Equity Incentive Compensation

One of our key compensation philosophies is that long-term stock-based incentive compensation strengthens and aligns the interests of our executive officers with our stockholders. Equity incentive awards are generally granted to our executive officers on an annual basis. Our pay mix is shifted toward equity compensation, as we believe equity best ties the compensation of our executive officers with the interest of our stockholders. For 2015, consistent with 2014, we granted all of our equity in the form of performance-based RSUs. In 2013, the year of transition to REIT status, we granted only time-based RSUs. Prior to 2013, the Committee employed a compensation strategy utilizing a mix of stock options, with time-based vesting, and restricted stock units, with performance-based vesting based on our Adjusted EPS. In February 2015, in order to continue to align management’s interests with those of our stockholders, to tie compensation to our performance as a REIT and to put a substantial portion of the executive’s pay at risk based on our performance, the Compensation Committee determined to grant performance-based RSUs in 2015 that are substantially similar to the performance-based RSUs granted in 2014 except that rather than vesting permitted based on cumulative normalized FFO growth as in 2014, if the performance goals in any one year for normalized FFO is not met, the tranche for such year will not vest and be forfeited.

The value of the performance-based RSUs granted in 2015 was at the same levels awarded in 2014. In making its determinations, the Compensation Committee considered many factors, including a comparison to market practices as reflected by the LTIP Fair Value from the 2014 PwC report (discussed above), internal equity, and the focus on equity compensation in our pay mix to encourage long-term value creation, retention and alignment with stockholder interests.

Name	2015 Performance-based RSUs Granted	Grant Date Fair Value	2014 LTIP Fair Value of Peer Group
Damon T. Hininger	48,371	$1,946,449	$2,500,000
David M. Garfinkle	23,288	$937,109	$850,000
Harley G. Lappin	23,288	$937,109	$850,000
Anthony L. Grande	23,288	$937,109	$850,000
Steven E. Groom	19,179	$771,763	$735,000

Terms of Performance-based RSUs Granted in 2015. The performance-based RSUs granted in 2015 vest based on our achievement of normalized FFO per share goals in each year of the three year vesting period. Accordingly, the performance-based RSUs are divided into three equal tranches of 33% of the granted amount that will vest over a three year period, with 1/3rd, or a tranche, vesting if we achieve the pre-established maximum normalized FFO per share performance goal for that year’s tranche. The yearly goals are based on pre-established annual growth rates. Commencing for 2015 performance-based RSUs, the annual FFO per share performance goals are noncumulative so to the extent the maximum normalized FFO per share performance goal for a particular year is missed, the tranche for such year will not vest and be forfeited. Normalized FFO per share for purposes of these awards is our normalized FFO per share as reported in our quarterly and annual reports. The normalized FFO per share performance goals were established based on our historical FFO per share and five-year compounding of the maximum growth rates. The table below sets forth the per share performance goals for each year in the three-year vesting period for the performance-based RSUs granted in 2015.

Period/Tranche	Normalized FFO Required for Vesting of Tranche Each Year
2015	$2.36
2016	$2.44
2017	$2.51

Outstanding Performance-based RSUs Granted in 2014. In 2014, we granted performance-based RSUs that vest in accordance with the same principles as the performance-based RSUs granted in 2015, except that the annual FFO performance goals are cumulative, such that to the extent that the maximum normalized FFO performance goal for a particular year is missed, if in the subsequent year the cumulative maximum normalized FFO performance goal is achieved, the tranche for the year in which the maximum goal is achieved will vest, plus each prior unvested tranche for the prior years (where maximum normalized FFO was not achieved) will also vest. Based on our normalized FFO per share of $2.69 for 2015, the second tranche of the award vested, representing one third of the shares granted, as set forth in the table below. The table below sets forth the performance goals for each year in the three-year vesting period for the performance RSUs granted in 2014.

	Maximum Normalized FFO Required for Vesting of Tranche During the Three-Year Period	Vesting of Tranche at End of Three-Year Period Based on Performance for the Year Specified
Period/Tranche		50% Vesting	75% Vesting	100% Vesting
2014	$2.44	$2.01	$2.21	$2.44
2015	$2.56	$2.01	$2.24	$2.51
2016	$2.69	$2.01	$2.26	$2.59

In 2013, given our transition to REIT status, we granted only time-based RSUs.

Vested Performance-based RSUs Based on 2015 Performance. Based on our normalized FFO per share of $2.69 for 2015, the tranche of the 2015 and 2014 performance-based RSUs that could vest based on 2015 performance, all vested, representing one third of the shares granted, as set forth in the table below. In accordance with the terms of the awards, the vesting occurs and shares are issued on the later of (i) delivery of the audited financial statements by the Company’s certified independent registered public accountants for the applicable fiscal year (in the Company’s filing of the Annual Report on Form 10-K) and (ii) the applicable anniversary of the grant date. Thus, the tranche of the 2014 and 2015 Performance- based RSUs that vested based on 2015 performance were deemed vested, and the shares were issued, on February 25, 2016.

Name	2015 Performance-based RSUs that Vested based on 2015 Performance and Issued in 2016	2014 Performance-based RSUs that Vested based on 2015 Performance and Issued in 2016
Damon T. Hininger	16,123	20,031
David M. Garfinkle	7,762	9,632
Harley G. Lappin	7,762	9,644
Anthony L. Grande	7,762	9,644
Steven E. Groom	6,393	7,942

Dividend Equivalent Rights. The performance-based RSUs and time-based RSUs have associated dividend equivalent rights that are earned based on cash dividends paid by the Company while the award is unvested and outstanding. The Dividend Equivalent Rights are paid in cash, and do not vest and are not paid until, and then only to the extent, the associated performance-based RSUs or time-based RSUs vest and the underlying shares are issued. This further aligns the executive officer’s interests with our stockholders, encourages dividend growth performance and does not result in any unearned compensation.

Non-Direct Compensation

Severance and Change in Control Benefits

We believe that reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are a product of a generally competitive recruiting environment within our industry. We also believe that a change in control arrangement will provide an executive security that will likely reduce any reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. In addition, we have sought to maintain a high level of consistency in the contractual terms applicable to all members of the executive team. We maintain employment agreements with each of our executive officers that provide cash severance equal to their current base salary for terminations without cause, and double trigger payment of 2.99 times their base salary, plus certain other benefits in the event of termination of employment by the Company (other than for “cause”) or resignation for “good reason” in connection with a “change in control”.

The executive employment agreements and the potential costs in the event of a change in control are reviewed periodically by the Compensation Committee and the Committee stays abreast of developments and suggested best practices in compensation structure and design. The executive employment agreements were set to expire in December 2014. In 2014, we undertook a comprehensive review of the provisions of the executive employment agreements (including protections provided in the event of a change in control and compliance with applicable law) and on December 30, 2014 entered into new or revised employment agreements with each of our executives on substantially similar economic terms, updating the minimum salary payable under the agreement to equal the salary levels in effect for 2014, and updating the provisions to ensure compliance with applicable law, including Section 409A of the Internal Revenue Code.

Under our equity award agreements, all outstanding equity awards would accelerate upon a change in control. The Compensation Committee believes that the single trigger equity acceleration encourages management to stay committed towards any potential transaction that may be in the best interests of our stockholders. For a detailed discussion of potential severance and change in control benefits, see “Potential Payments Upon Termination or Change in Control,” beginning on page 40 of this Proxy Statement.

Perquisites and Other Benefits

The Company has previously paid relocation expenses, either in the form of reimbursement or a lump sum payment, to the NEOs who have relocated to Nashville, Tennessee in order to assume their positions with the Company. We permit limited tax gross up payments to our executives to cover the income tax associated with the taxable portions (if any) of such relocation reimbursement payments. No such relocation and tax gross up payments were made to the named executive officers during 2015.

The named executive officers are also eligible for benefits generally available to and on the same terms as the Company’s employees who are exempt for purposes of the Fair Labor Standards Act, including health insurance, disability insurance, dental insurance and group life insurance. Additionally, the Company pays supplemental life and long-term disability insurance premiums for the named executive officers. Pursuant to their employment agreements and in order to encourage community involvement, the named executive officers are also eligible for reimbursement for certain civic and professional memberships that are approved in advance. We also pay for physicals for executive officers up to $2,000 per individual on an annual basis.

Retirement Plans

The Company maintains a 401(k) plan. The Company matches a percentage of eligible employee contributions to our qualified 401(k) Plan. Employer matching contributions are made in cash on a dollar-for-dollar basis up to 5% of the employee’s base salary and are 100% vested immediately.

The Company also has a nonqualified deferred compensation plan covering our executive officers and certain key employees. Under the terms of the deferred compensation plan, participants are allowed to defer up to 50% of their annual base salary and 100% of their incentive cash bonus each plan year. The Company, in its discretion, may make matching contributions to the plan. Currently, the Company makes matching contributions equal to 100% of amounts deferred up to 5% of total cash compensation. The matching contribution is credited on a monthly basis, but is reduced at the end of the plan year for any matching amounts contributed to the participant’s 401(k) account. Any compensation deferred and matching contributions, if any, earn a return based on a fixed rate that is established by the Company based on the return received by the Company on certain investments designated as a funding mechanism for meeting its obligations under the plan. Participants are 100% vested in amounts deferred under the deferred compensation plan and earnings on those amounts, while the matching contributions vest 20% after two years of service, 40% after three years of service, 80% after four years of service and 100% after five years of service, subject to accelerated vesting in the event of a change in control, death, disability or retirement (age 62).

Guidelines and Policies

Stock Ownership Guidelines

Since March 1, 2007, we have maintained stock ownership guidelines applicable to our executive officers and directors. The stock ownership guidelines are designed to align the economic interests of executive officers and directors with those of stockholders, and to discourage excessive risk-taking by management and directors.

The original guidelines provided that our executive officers are expected to own a fixed number of shares of common stock of the Company, as set forth in the table below. This fixed number equals three times such executive officer’s base salary on their hire or promotion date divided by the Company’s closing common stock price, as reported on the NYSE, on such date. The original guidelines also provided that the Company’s non-executive directors are expected to own a fixed number of shares of common stock of the Company equal to four times such director’s annual retainer (excluding any retainer for chairing or serving as a member of a committee) in effect as of March 1, 2012 or their later date of initial election or appointment to the Board, divided by the Company’s closing common stock price, as reported on the NYSE, on such date.

The stock ownership guidelines applicable to our executive officers and our non-executive directors were amended by our Board in May 2013 to increase the number of shares the directors and officers of the Company are expected to own to give effect to the REIT conversion special dividend.

Executive officers and non-executive directors are required to achieve these ownership levels, subject to a limited hardship exemption, within five years following their date of hire or promotion, or initial appointment or election, as applicable, or (in the case of those serving at the time the guidelines were adopted) by March 1, 2012.

The following may be used in determining share ownership:

•	shares of common stock owned outright by the executive officer or non-executive director and his or her immediate family members who share the same household, whether held individually or jointly;

•	shares of restricted stock or restricted stock units where the restrictions have lapsed, even though such shares may be subject to an election made by the holder to defer receipt of the shares; and

•	shares held in trusts or other legal entities established for estate planning purposes with respect to which the executive officer or non-executive director retains beneficial ownership (due to complexities of these arrangements, requests to include shares held in such arrangements must be reviewed and approved by the Committee).

The guidelines were based, in part, on information provided by PwC that summarized the frequency of such programs at Fortune 500 companies and reported on the most common types of such programs. Based on such research, the Board of Directors determined that ownership requirements were fair, yet challenging, ownership requirements and that five years was a reasonable time period during which executives and directors would be able to comply. The Committee believes that these ownership guidelines encourage executive officers and directors of the Company to act in the long-term interests of our stockholders, while discouraging excessive risk-taking.

Our guidelines and the compliance status of the Company’s named executive officers as of the last quarterly review date of February 2, 2016 are shown in the table below.

Name	Shares Required by Guidelines	Number of Shares Held	Compliance Date
Damon T. Hininger	87,138	162,245	10/15/2014
David M. Garfinkle	32,777	48,927	5/1/2019
Harley G. Lappin	47,759	61,177	6/1/2016
Anthony L. Grande	35,671	39,856	8/21/2013
Steven E. Groom	39,751	61,967	4/22/2015

Grant Timing Policy

To ensure that our equity compensation awards are granted appropriately, we have the following practices regarding the timing of equity compensation grants and for stock option exercise price determinations:

•	Grants of equity awards for executive officers are typically made on the date of the February Compensation Committee meeting, after the Committee has had the opportunity to review full year results for the prior year and consider anticipated results for the current year.

•	The Committee occasionally approves additional equity awards in certain special circumstances, such as upon an executive officer’s initial employment with the Company, the promotion of an executive officer to a new position or in recognition of special contributions made by an executive officer. For grants to executive officers, all such grants are approved by the Committee with an effective date of grant on or after the date of such approval. If the grant date is after the date of approval, it is on a date that is specified by the Committee at the time of approval.

•	The Company strives to ensure that equity grants are made following the public release of important information such as year-end results or anticipated results for the succeeding year.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility on the Company’s tax return of compensation over $1.0 million to the Chief Executive Officer or any of the other four most highly compensated executive officers serving at the end of the fiscal year unless, in general, a significant portion of the compensation paid is pursuant to a plan which is performance-related, non-discretionary, and has been approved by our stockholders. The Compensation Committee’s actions with respect to
Section 162(m) in 2015 were to make reasonable efforts to ensure that compensation was deductible to the extent permitted while simultaneously providing appropriate rewards for performance. The Committee intends to structure performance-based compensation awarded in the future to executive officers who may be subject to Section 162(m) in a manner that satisfies the relevant requirements. The Committee, however, reserves the authority to award non-deductible compensation as deemed appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of the Compensation Discussion and Analysis in our Proxy Statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors:

Joseph V. Russell, Chair

Robert J. Dennis

Mark A. Emkes

John R. Prann, Jr.

Summary Compensation Table

The following table summarizes the compensation earned or paid to our named executive officers for service in the fiscal years ended December 31, 2015, 2014 and 2013, with the exception of Mr. Garfinkle, who first became a named executive officer in 2014.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		Change in Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)		Total ($)
Damon T. Hininger President and Chief Executive Officer	2015 2014 2013	$ $ $	882,807 811,231 737,231	$ $ $	1,946,449 1,946,477 1,853,782	$ $ $	450,232 822,750 344,066	$ $ $	25,148 14,533 20,910	$ $ $	100,681 71,126 326,471	$ $ $	3,405,317 3,666,117 3,282,460
David M. Garfinkle (1) Executive Vice President and Chief Financial Officer	2015 2014	$ $	387,347 323,013	$ $	937,109 937,127	$ $	197,547 287,070	$ $	5,697 3,073	$ $	41,738 26,124	$ $	1,569,438 1,576,407
Harley G. Lappin Executive Vice President and Chief Corrections Officer	2015 2014 2013	$ $ $	422,527 377,434 332,673	$ $ $	937,109 937,140 892,490	$ $ $	215,489 382,793 155,258	$ $ $	4,347 2,343 3,449	$ $ $	55,789 39,727 130,836	$ $ $	1,635,261 1,739,437 1,514,706
Anthony L. Grande Executive Vice President and Chief Development Officer	2015 2014 2013	$ $ $	422,527 377,434 332,673	$ $ $	937,109 937,140 892,490	$ $ $	215,489 382,793 155,258	$ $ $	14,793 8,837 13,176	$ $ $	49,941 33,911 161,264	$ $ $	1,639,859 1,740,115 1,554,861
Steven E. Groom Executive Vice President and General Counsel	2015 2014 2013	$ $ $	335,736 308,233 282,319	$ $ $	771,763 771,757 735,009	$ $ $	171,225 312,610 131,758		— — —	$ $ $	29,102 28,852 138,599	$ $ $	1,307,826 1,421,452 1,287,685

(1)	Mr. Garfinkle was appointed as Executive Vice President and Chief Financial Officer effective as of May 1, 2014. Compensation reported is for the full 2014 fiscal year.
(2)	The amounts shown in this column represent the aggregate grant-date fair value of restricted stock units (“RSUs”) and performance-based RSUs granted during the given year calculated in accordance with FASB ASC Topic 718. Performance-based RSUs granted in 2014 and 2015 vest based upon achieving normalized FFO performance objectives that were pre-established by the Compensation Committee. Time-based RSUs granted in 2013 vest in 1/3rd increments per year commencing with the first anniversary of the grant date. The grant date values for the 2015 performance-based RSUs presented reflect the probable outcome that the performance conditions will be met as estimated on the date of grant. At the time of grant for the 2015 performance-based RSUs, it was determined that maximum performance under the performance condition was the probable outcome, and thus the grant date fair value was determined based on $40.24 per share (reflecting such probability) multiplied by the maximum number of shares that may vest, which equates to the number granted. All grants of equity awards were made under the Company’s 2008 Plan and are subject to individual award agreements. RSUs, including our performance-based RSUs, earn dividend equivalent rights, that accumulate and are paid in cash when and only to the extent the underlying award vests.
(3)	The amounts shown in this column reflect cash incentive plan compensation earned pursuant to the Company’s Cash Incentive Plan, which is discussed in further detail on page 29 under the heading “Annual Cash Incentive Plan Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.
(4)	The amounts shown in this column represent above-market earnings on amounts that the named executive officers chose to defer pursuant to the Company’s Executive Deferred Compensation Plan (“DCP”), which is more fully described under the heading “Nonqualified Deferred Compensation.” Amounts shown are based on the Company’s fixed rate for 2015 of 5.60%, and 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code, (26 U.S.C. 1274(d))) of 3.29%.
(5)	The amounts shown as All Other Compensation for 2015 include the following:

Name	401(k) Plan Matching Contributions	DCP Matching Contributions	Life Insurance Premiums	Long Term Disability Premiums (a)
Damon T. Hininger	$13,250	$72,028	$2,399	$13,004
David M. Garfinkle	$13,250	$20,471	$2,764	$5,253
Harley G. Lappin	$13,250	$25,876	$7,412	$9,251
Anthony L. Grande	$13,250	$27,016	$2,273	$7,402
Steven E. Groom	$13,250	—	$8,529	$7,323

(a)	The Company pays the long term disability premiums of its executive officers and certain other employees, but does not pay such premiums for all employees.

Grants of Plan-Based Awards in 2015

The following table sets forth the grants of plan-based awards that were made to the named executive officers during the fiscal year ended December 31, 2015. No options were granted to our named executive officers in 2015.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock Awards ($)(3)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Damon T. Hininger	2/19/2015				16,124	(2)	48,371	$1,946,449
	2/19/2015	$44,140	$662,105	$1,765,614
David M. Garfinkle	2/19/2015				7,763	(2)	23,288	$937,109
	2/19/2015	$19,367	$290,510	$774,694
Harley G. Lappin	2/19/2015				7,763	(2)	23,288	$937,109
	2/19/2015	$21,126	$316,895	$845,054
Anthony L. Grande	2/19/2015				7,763	(2)	23,288	$937,109
	2/19/2015	$21,126	$316,895	$845,054
Steven E. Groom	2/19/2015				6,393	(2)	19,179	$771,763
	2/19/2015	$16,787	$251,802	$671,472

(1)	The amounts shown in these columns reflect the threshold (5% of actual salary), target (75% of actual salary) and maximum (200% of actual salary) amounts that each of the named executive officers could have earned for the fiscal year ended December 31, 2015 pursuant to the Company’s 2015 Cash Incentive Plan, based on positive Adjusted EPS and normalized FFO per share, as discussed in further detail on page 29 under the heading “Annual Cash Incentive Plan Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement. The amounts actually awarded to each of the named executive officers are reflected in the Summary Compensation Table.
(2)	The amounts shown in these columns reflect as threshold, the minimum number (or 1/3rd of the granted amount) of performance-based RSUs that could vest if only one tranche of the performance-based RSUs achieve the normalized FFO performance goals. Maximum reflects vesting in full of all of the performance-based RSUs granted, which occurs when maximum performance under the normalized FFO per share performance goals is achieved for each of 2015, 2016 and 2017, resulting in the vesting of each of the three tranches following each such year. Target is not established, as vesting may range from 1/3rd, 2/3rd or 100% of the number of performance-based RSUs granted. The performance-based RSUs were awarded pursuant to the Company’s 2008 Plan and have dividend equivalent rights payable in cash, but only to the extent and when the performance-based RSUs vest and the underlying shares are issued. The performance-based RSUs are discussed in further detail beginning on page 31 under the heading “Performance-Based Equity Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.
(3)	The amounts shown in this column represent the aggregate grant-date fair value of the performance–based RSUs granted in 2015 calculated in accordance with FASB ASC Topic 718. These awards vest in 1/3rd increments based upon achieving normalized FFO per share performance objectives that were pre-established by the Compensation Committee. At the time of grant for the 2015 performance-based RSUs, it was determined that maximum performance under the performance condition was the probable outcome, and thus the grant date fair value was determined based on $40.24 per share for the February 19, 2015 grants (reflecting such probability) multiplied by the maximum number of shares that may vest, which equates to the number granted.

Employment Agreements

On December 30, 2014, the Company entered into new employment agreements with each of our named executive officers, which replaced the existing employment agreements that were scheduled to expire on December 31, 2014. Each agreement is effective as of January 1, 2015 and has an initial term that expires on December 31, 2015, subject to two automatic one-year renewals unless either party provides notice of non-renewal at least 60 days in advance of the expiration of the then current term. Each of the employment agreements for our named executed officers has automatically renewed. Each of these agreements provides for a minimum annual salary that is consistent with the base salary in effect on December 30, 2014. In addition, during the term, the executives are eligible to participate in all compensation or employee benefit plans or programs maintained by the Company for the benefit of its salaried employees or senior executives from time to time. These plans and programs may include health and life insurance. In addition, during the term, these agreements provide for reimbursement for certain professional and civic memberships that are approved in advance by the Company. Each of the employment agreements continued the severance benefits and provisions that were in effect under the previous agreements and which are more fully discussed under “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth information concerning (1) options, (2) unvested time-based RSUs and (3) unearned performance-based RSUs for each of the named executive officers that were outstanding as of December 31, 2015. The following awards reflect (a) the equitable and proportionate adjustments made to our outstanding options as a result of the REIT conversion special dividend of $6.66 per share paid in May 2013, resulting in an increase in the outstanding number of options and a corresponding reduction in the exercise price, and (b) the dividend equivalents that were awarded as a result of the REIT conversion special dividend on the then outstanding RSUs.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested (2)	Market Value of Shares, Units or Other Rights That Have Not Vested (2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
					Time-based RSUs		Performance-based RSUs
Damon T. Hininger	13,409		$22.57	2/16/2017	19,588	$518,886	40,064	(3)		$1,061,295	(3)
	38,112		$22.72	2/20/2018			48,371	(3)		$1,281,348	(3)
	14,027		$24.00	8/14/2018
	35,324		$17.38	8/13/2019
	126,924		$17.57	2/18/2020
	107,298		$20.78	2/23/2021
	139,273		$22.34	3/16/2022
David M. Garfinkle	11,345		$12.14	2/15/2016	2,979	$78,914	19,264	(3)		$510,303	(3)
	13,409		$22.57	2/16/2017			23,288	(3)		$616,899	(3)
	16,008		$22.72	2/20/2018
	24,012		$9.13	2/18/2019
	19,385		$17.57	2/18/2020
	16,314		$20.78	2/23/2021
	15,881	5,294	$22.34	3/16/2022
Harley G. Lappin					9,432	$249,854	19,289 23,288	(3) (3)	$ $	510,966 616,899	(3) (3)
Anthony L. Grande					9,432	$249,854	19,289 23,288	(3) (3)	$ $	510,966 616,899	(3) (3)
Steven E. Groom	4,907		$22.34	3/16/2022	7,768	$205,774	15,885 19,179	(3) (3)	$ $	420,794 508,052	(3) (3)

(1)	Mr. Garfinkle’s unvested options granted in 2012 vested March 16, 2016.
(2)	Time-based RSUs were granted in 2013 vest in substantially equal one-third annual increments commencing on the anniversary of the grant date of February 21, 2013. Value shown is based on the number of outstanding time-based unvested RSUs and dividend equivalents awarded as a result of the REIT conversion special dividend multiplied by the closing stock price of our common stock on December 31, 2015 of $26.49.
(3)	Performance-based RSUs granted in 2014 and 2015 vest and are thus earned based upon achieving goals for normalized FFO per share that are pre-established by the Compensation Committee, with 1/3rd of the amount granted being earned and vested per year if we achieve maximum performance under the FFO per share goal for that year. For the RSUs granted in 2014, if maximum performance is not achieved, then the 1/3rd tranche is not vested and is subject to vesting in the subsequent year or at the end of the three year performance period based on performance against pre-established goals. For the RSUs granted in 2015, if maximum performance is not achieved, then the 1/3rd tranche is not vested and is forfeited forever. Based on our achieving maximum performance under the normalized FFO goal for 2015, 1/3rd of the 2014 and 2015 performance-based RSUs vested, however, the vesting date does not occur until delivery of the audited financial statements by the Company’s certified independent registered public accountants for the respective fiscal year, or one year anniversary, whichever is later. This table thus includes the 1/3rd tranche of 2014 performance-based RSUs that vested in February 2016 based on 2015 performance and the 1/3rd tranche of 2015 performance-based RSUs that vested in February 2016 based on 2015 performance. This table also includes the remaining 1/3rd tranches that vest based on 2016 and 2017 performance, as applicable. For further discussion of the performance-based restricted stock units, see “Performance-Based Equity Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

Option Exercises and Stock Vested in 2015

The following table sets forth information regarding the exercise of stock options and the vesting of RSUs and performance-based RSUs during the fiscal year ended December 31, 2015 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Damon T. Hininger	6,612	$189,500	52,744	$2,117,736
David M. Garfinkle	—	—	14,606	$585,913
Harley G. Lappin	67,053	$1,299,487	25,393	$1,019,560
Anthony L. Grande	22,351	$384,198	25,393	$1,019,560
Steven E. Groom	13,500	$119,753	20,912	$839,642

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring shares.
(2)	The value realized on vesting of RSUs and performance-based RSUs was calculated as the product of the closing price of a share of our common stock on the vesting date, multiplied by the number of units vested plus dividend equivalents awarded as a result of the REIT conversion special dividend. The performance-based RSUs that vested in 2015 were earned and vested based on our achievement of maximum Adjusted EPS goal as of December 31, 2014 and FFO per share goals for 2014. Also includes time based RSUs that vested in 2015.

Nonqualified Deferred Compensation in 2015

The following table sets forth information concerning contributions made by the named executive officers and the Company pursuant to the Company’s Executive Deferred Compensation Plan as well as aggregate individual account balances as of December 31, 2015.

Name	Executive Contributions In 2015 (1)	Registrant Contributions in 2015 (2)	Aggregate Earnings In 2015 (3)	Aggregate Withdrawals/ Distributions In 2015	Aggregate Balance at 12/31/2015 (4)
Damon T. Hininger	$76,450	$72,028	$60,965	—	$1,206,991
David M. Garfinkle	$33,721	$20,471	$13,810	—	$284,612
Harley G. Lappin	$21,126	$25,876	$10,539	—	$232,594
Anthony L. Grande	$40,266	$27,016	$35,863	—	$703,759
Steven E. Groom	—	—	—	—	—

(1)	Of the amounts shown in this column, the following amounts are included in the “Salary” column of the Summary Compensation Table for 2015: Mr. Hininger - $35,312 ; Mr. Garfinkle - $19,367; Mr. Lappin - $21,126; and Mr. Grande - $21,126; the remaining amounts are included in the “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table for 2014.
(2)	Of the amounts shown in this column, the following amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table for 2015: Mr. Hininger - $72,028; Mr. Garfinkle - $20,471; Mr. Lappin - $25,876; and Mr. Grande - $27,016
(3)	Of the amounts shown in this column, the following amounts are reported in the “Change in Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2015: Mr. Hininger - $25,148; Mr. Garfinkle - $5,697; Mr. Lappin - $4,347; and Mr. Grande - $14,793.
(4)	Of the amounts shown in this column, the following amounts were reported as compensation to the Named Executive Officer in the Company’s Summary Compensation Table for 2015, 2014 and 2013: Mr. Hininger ($132,488 for 2015, $132,885 for 2014 and $101,211 for 2013); Mr. Garfinkle ($45,535 for 2015, and $39,839 for 2014); Mr. Lappin ($51,349 for 2015, $34,850 for 2014 and $3,449 for 2013); Mr. Grande ($62,935 for 2015, $60,483 for 2014 and $45,754 for 2013).

Since 2002, we have maintained a non-qualified deferred compensation plan for certain senior executives, including the named executive officers (the “Executive Deferred Compensation Plan”). The Executive Deferred Compensation Plan is an unfunded plan maintained for the purpose of providing participating executives with the opportunity to defer a portion of their compensation.

Pursuant to the Executive Deferred Compensation Plan, participating executives may elect to contribute on a pre-tax basis up to 50% of their base salary and up to 100% of their cash bonus. The Company matches 100% of contributions up to 5% of total cash compensation. The matching contribution is credited on a monthly basis, but is reduced at the end of the plan year for any matching amounts contributed to the participant’s 401(k) account. The Company also contributes a fixed rate of return on balances in the Executive Deferred Compensation Plan, determined at the beginning of each plan year. Participants are 100% vested in amounts deferred under the plan and earnings on those amounts, while the matching contributions vest 20% after two years of service, 40% after three years of service, 80% after four years of service and 100% after five years of service, which is the same vesting for discretionary matching contributions under the 401(k) Plan. Each Participant, however, shall become 100% vested in the matching contribution amounts upon termination of employment by reason of death, Disability or Retirement or upon the occurrence of a Change in Control; provided, however, that the Participant shall not become vested upon the occurrence of a Change in Control to the extent such vesting would cause any portion of his Deferred Compensation Benefits to constitute an “excess parachute payment” under Internal Revenue Code Section 280G.

Distributions to senior executives are generally payable no earlier than five years subsequent to the date an executive becomes a participant in the Plan, or upon termination of employment, at the election of the participant, but not later than the 15th day of the month following the month the individual attains age 65.

During 2015, the Company provided a fixed return of 5.6% to participants in the Executive Deferred Compensation Plan, which rate was based on the return received by the Company on the life insurance policies the Company has purchased on the lives of certain participating executives, including each of the named executive officers. The life insurance policies are intended to partially fund distributions from the Executive Deferred Compensation Plan and the Company is the sole beneficiary of such policies. The Company has established an irrevocable Rabbi Trust to secure the plan’s obligations. However, assets in the Executive Deferred Compensation Plan are subject to creditor claims in the event of bankruptcy.

Potential Payments Upon Termination or Change in Control

The following benefits are provided under the employment agreements with each of our Named Executive Officers dated December 30, 2015. Our employment agreements were renewed in December 2014 on substantially similar terms as under the then existing agreements that were set to expire on December 31, 2014. The updated agreements were revised to reflect the updated base salaries of the executives.

Retirement. In the event of retirement (generally after attaining age 62), our equity award agreements provide that vested options would be exercisable for the remaining stated term of the option (as opposed to a voluntary or for cause termination in which case the Named Executive Officer will generally only have three months following termination to exercise their vested options), and matching contributions under the Executive Deferred Contribution Plan would become 100% vested. Mr. Groom is the only named executive officer who is retirement eligible. In August 2015, Mr. Groom announced his intention to retire from his position as Executive Vice President and General Counsel in 2016.

Death or Disability. In the event of death or disability, benefits under our disability plan and payments under our life insurance plan, as applicable, would be payable, which, in the event of death, would equal twice the executive’s compensation subject to certain caps. In addition, matching contributions under the Executive Deferred Contribution Plan would become 100% vested.

In accordance with the terms of our equity award agreements, in the event of the death or disability of a named executive officer (1) all RSUs, including performance-based RSUs, will become immediately and fully vested and non-forfeitable and (2) all unvested options that have not earlier terminated or expired in accordance with their terms will automatically vest in full and will be exercisable until the expiration of their stated term.

Termination Without Cause or for Good Reason. In accordance with the effective employment agreements with our current executive officers, if we terminate the employment of the executive without “cause” or if the executive terminates the employment for “good reason” we generally are required to pay a cash severance amount equal to the executive’s annual base salary then in effect, payable in instalments in accordance with the terms of the agreements.

Change in Control. In accordance with the terms of our equity award agreements, in the event of a change of control (1) all RSUs, including performance-based RSUs, will become immediately and fully vested and non-forfeitable and (2) all unvested options that have not earlier terminated or expired in accordance with their terms will automatically vest in full and will be exercisable until the expiration of their stated term.

Our Amended and Restated 1997 Employee Share Incentive Plan (pursuant to which certain options remain outstanding, but no further options are being granted) provides that upon a “change in control” or “potential change in control,” as defined in the plan, the value of all outstanding share options granted under the plan, to the extent vested, will be cashed out on the basis of a “change in control price,” which is generally based on the highest price paid per share of common stock on the NYSE at any time during a 60-day period prior to the occurrence of the “change in control” event.

Our Executive Deferred Compensation Plan provides that upon a change in control, the matching contributions would become 100% vested, unless such vesting would cause any portion of his Deferred Compensation Benefits to constitute an “excess parachute payment” under Internal Revenue Code Section 280G.

Qualifying Termination Within 180 days of a Change in Control. Pursuant to each of our effective employment agreements with our current executive officers, in the event of a termination by the Company (other than for “cause”) or, subject to certain procedural requirements, termination by the executive for “good reason” within one-hundred eighty (180) days following a change in control, the executive will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary then in effect, and the executive will continue to be covered under existing life, medical, disability and health insurance plans for a period of one year. All severance payments are made up front promptly after the time of termination in a lump sum payment in order to make a clean separation from, and avoid continued entanglement with, the executive.

Definitions. Our effective employment agreements with our named executive officers and our equity plans generally provide for the following definitions:

The definition of “Good Reason” means when the executive terminates employment with the Company due to a material reduction in the duties, powers or authority of the executive as an officer or employee of the Company. A termination under these circumstances shall be due to Good Reason only if (A) the executive notifies the Company of the existence of the condition that otherwise constitutes Good Reason within thirty (30) days of the initial existence of the condition, (B) the Company fails to remedy the condition within thirty (30) days following its receipt of executive’s notice of the condition constituting Good Reason (the “Cure Period”) and (C) if the Company fails to remedy the condition constituting Good Reason during the Cure Period, the executive terminates employment with the Company due to the condition within thirty (30) days of the expiration of the Cure Period.

The definition of “Cause” includes, among other things, the death or permanent disability of the executive, conviction of certain felonies or criminal acts, willful or material wrongdoing (including dishonesty or fraud), material breach by the executive of his employment agreement or of his fiduciary duty to the Company or its stockholders, and intentional violation of any applicable law or regulation affecting the Company in a material respect, as determined by the board of directors, in each case, if the event, action or breach can be cured, is not cured within 20 days.

The definition of “Change in Control” means:

•	a “change in the ownership of the Company”;

•	a “change in the effective control of the Company”; or

•	a “change in the ownership of a substantial portion of the assets of the Company,”

as such terms are defined in Section 1.409A-3(i)(5) of the Internal Revenue Treasury Regulations.

Table of Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation payable to each of the named executive officers in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon a change of control, qualifying termination in connection with a change in control, involuntary termination not for cause, and in the event of disability or death of the executive is shown below. The amounts assume that such event was effective as of December 31, 2015, and thus do not include amounts earned through such time, and are estimates of the awards and amounts that would be paid out to the executives upon their termination. The amounts shown do not include: (i) benefits earned during the term of our named executive officers’ employment that are available to all salaried employees, such as accrued vacation, and (ii) 2015 cash incentives which were earned as of December 31, 2015. The actual awards and amounts to be paid out can only be determined at the time of such executive’s separation from the Company. References below to RSUs includes our performance-based RSUs and all dividend equivalent rights.

Name	Change in Control Only	Qualifying Termination upon a Change in Control	Involuntary Termination Without Cause	Death or Disability
Damon T. Hininger
Accelerated Vesting of Options (1)	$—	$—	—	—
Accelerated Vesting of RSUs (1)	$3,253,620	$3,253,620	—	$3,253,620
Cash Severance (2)	—	$2,574,390	$861,000	—
Insurance Benefits (3)	—	$29,433	—	$1,500,000
Total:	$3,253,620	$5,857,443	$861,000	$4,753,620
David M. Garfinkle
Accelerated Vesting of Options (1)	$21,970	$21,970	—	$21,970
Accelerated Vesting of RSUs (1)	$1,348,766	$1,348,766	—	$1,348,766
Cash Severance (2)	—	$1,157,130	$387,000	—
Insurance Benefits (3)	—	$23,073	—	$1,210,000
Total:	$1,370,736	$2,550,939	$387,000	$2,580,736
Harley G. Lappin
Accelerated Vesting of Options (1)	—	—	—	—
Accelerated Vesting of RSUs (1)	$1,566,506	$1,566,506	—	$1,566,506
Cash Severance (2)	—	$1,232,146	$412,089	—
Insurance Benefits (3)	—	$18,351	—	$1,358,000
Total:	$1,566,506	$2,817,003	$412,089	$2,924,506
Anthony L. Grande
Accelerated Vesting of Options (1)	—	—	—	—
Accelerated Vesting of RSUs (1)	$1,566,502	$1,566,502	—	$1,566,502
Cash Severance (2)	—	$1,232,146	$412,089	—
Insurance Benefits (3)	—	$24,732	—	$1,415,000
Total:	$1,566,502	$2,823,380	$412,089	$2,981,502
Steven E. Groom
Accelerated Vesting of Options (1)	—	—	—	—
Accelerated Vesting of RSUs (1)	$1,290,092	$1,290,092	—	$1,290,092
Cash Severance (2)	—	$979,052	$327,442	—
Insurance Benefits (3)	—	$21,767	—	$1,126,000
Total:	$1,290,092	$2,290,911	$327,442	$2,416,092

(1)	Represents the value of accelerated vesting of stock options, RSUs and Performance-based RSUs, which occurs upon a change in control (whether or not the executive’s employment is terminated) and upon the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2015 ($26.49 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. Accelerated vesting of RSUs and Performance-based RSUs are calculated using the closing market price on December 31, 2015, and such amounts include the outstanding dividend equivalents associated with such RSUs which will similarly vest on an accelerated basis.
(2)	In the event of an involuntary termination without cause, represents an amount equal to one times current base salary, which for the first three months would be paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2015, and the remainder of the severance amount would be paid out in a lump sum. In the event of a qualifying termination upon a change in control, represents an amount equal to 2.99 times current base salary, to be paid out in a lump sum within 40 days of the termination date.
(3)	In the event of a qualifying termination upon a change in control represents the premiums expected to be paid based upon the types of insurance coverage the Company carried for such executive as of December 31, 2015 and the premiums in effect on such date. In the event of death, represents the payouts under the life insurance policies, equal to two times total cash compensation, subject to certain caps. The benefits payable under the supplemental long term disability policy in the event of a disability are not shown in the table. In general, executive officers are entitled to higher payment formulas and higher caps for a potentially longer period of time than other employees under the supplemental long term disability policy.

Director Compensation

Non-employee directors (i.e., all directors other than Mr. Hininger and Mr. Ferguson) are compensated pursuant to our Non-Employee Directors’ Compensation Plan and 2008 Stock Plan, which for 2015 provided for the following:

•	Annual equity grants;

•	Annual retainers; and

•	Board and committee meeting fees.

Non-employee directors may elect to receive all or a portion of their retainers in the form of common stock rather than cash. Non-employee directors may also defer all or a portion of their retainer and meeting fees pursuant to our Non-Employee Directors’ Deferred Compensation Plan. In addition, non-employee directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings, as well as director education programs.

The retainers and meeting fees paid to our non-employee directors for 2015 are as follows:

Retainers and Fees	2015
Board retainer	$53,500
Board meeting fee	$3,250
Audit and Risk chair retainer	$20,000
Audit and Risk member retainer	$2,200
Compensation and Nominating & Governance chair retainer	$5,350
Committee chair meeting fee (excluding Executive)	$2,700
Non-chair committee meeting fee	$2,200

In addition to cash compensation, non-employee directors are granted RSUs with a grant date fair market value of approximately $105,000 per year, generally on the same date as grants of equity awards are made to our executive officers and other employees. These RSUs vest on the anniversary of the grant date, subject to continued service through such date.

Compensation Changes Effective January 1, 2016. In August 2015, PwC prepared a report for the Compensation Committee analysing and providing market data regarding board compensation packages and trends for non-employee board compensation among our peer group companies. PwC found that our non-employee director total compensation was at the median of our peer group, but was difficult to administer and the per meeting fees was not common among our peers. After detailed review and discussion, the Compensation Committee recommended to the Board of Directors and the Board approved a revised non-employee director compensation package that was effective as of January 1, 2016. The revisions for 2016 include

•	elimination of board and committee meeting fees (other than $1,000 per unscheduled meeting);

•	increase annual board retainer from $53,500 to $80,000;

•	maintain audit chair retainer at $20,000, and increase other committee chair retainers from $5,350 to $10,000;

•	increase committee membership retainer from $2,200 to $8,000 for audit committee member and $4,000 for all other committee members; and

•	increased the annual equity grant to $120,000 from $105,000.

Mr. Ferguson’s Compensation. John D. Ferguson is currently employed by the Company as our executive Chairman of the Board; however, Mr. Ferguson will be retiring from his position as of the Annual Meeting. Mr. Ferguson formerly served as our Chief Executive Officer from 2000 to 2009. Mr. Ferguson is paid cash compensation for his services as our employee, based largely on reductions to the cash compensation paid to him in 2009 (as approved by the Compensation Committee from time to time). Mr. Ferguson does not currently receive any equity award compensation for his services, nor does Ferguson receive any non-executive director compensation for his services as a director. In connection with his retirement, pursuant to Mr. Ferguson’s employment agreement (as amended by the letter agreement between Mr. Ferguson and the Company, dated August 14, 2009), Mr. Ferguson will become entitled to receive severance benefits and payments consisting of (i) two times his base salary (or a total of $1,121,536), payable over a two-year period, plus (ii) a one time lump sum cash payment of approximately $19,000 for Mr. Ferguson’s use toward securing continued insurance, including medical, health, and disability insurance for two years following his retirement.

2015 Director Compensation Table

The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2015 to each of the Company’s directors except Damon T. Hininger, our Chief Executive Officer, whose compensation is reflected in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash	Stock Awards (2) (5)	Change in Nonqualified Deferred Compensation Earnings (3)	All Other Compensation		Total
Donna M. Alvarado	$96,150	$104,986	—	—		$201,136
John D. Correnti (1)	$52,424	$104,986	—	—		$157,410
Robert J. Dennis	$80,750	$104,986	—	—		$185,736
Mark A. Emkes	$89,550	$104,986	—	—		$194,536
John D. Ferguson	—	—	$85,537	$902,182	(4)	$987,719
C. Michael Jacobi	$102,950	$104,986	$310	—		$208,246
Anne L. Mariucci	$87,350	$104,986	763	—		$193,099
Thurgood Marshall, Jr.	$83,950	$104,986	—	—		$188,936
Charles L. Overby	$103,500	$104,986	—	—		$208,486
John R. Prann, Jr.	$93,950	$104,986	$366	—		$199,302
Joseph V. Russell	$94,150	$104,986	$28,106	—		$227,242

(1)	Mr. Correnti passed away in August 2015.
(2)	The amounts shown in this column represent the aggregate grant-date fair value of RSUs based on the closing stock price of $40.24 on February 19, 2015, the date of annual grant of 2,609 RSUs. The director RSUs vest on the anniversary date of the grant and have dividend equivalent rights that are payable in cash only when and to the extent the RSUs vest and the underlying shares are issued. All grants of RSUs and dividend equivalents were made under the Company’s 2008 Plan.
(3)	The amounts shown in this column represent above-market earnings on fees that the Director chose to defer pursuant to the Non-Employee Directors’ Deferred Compensation Plan, which is more fully described below. Amounts shown are based on the Company’s fixed rate for 2015 of 5.6%, and 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code, (26 U.S.C. 1274(d))) of 3.29%.
(4)	The amount reflects total employee compensation Mr. Ferguson earned for his services as executive chairman of the board during 2015, which consists of: salary of $560,768; cash incentive plan of $285,992; and Company matching contributions to the Executive Deferred Compensation Plan of $55,422.
(5)	As of December 31, 2015, the aggregate number of unvested stock awards and option awards outstanding for each of the Company’s non-employee directors, other than Mr. Correnti, who passed away in August 2015, were as follows:

Name	Aggregate Stock Awards Outstanding as of December 31, 2015	Aggregate Option Awards Outstanding as of December 31, 2015
Donna M. Alvarado	2,609	87,742
Robert J. Dennis	2,609	—
Mark A. Emkes	2,609	—
John D. Ferguson	—	—
C. Michael Jacobi	2,609	43,535
Anne L. Mariucci	2,609	10,952
Thurgood Marshall, Jr.	2,609	87,742
Charles L. Overby	2,609	59,532
John R. Prann, Jr.	2,609	43,535
Joseph V. Russell	2,609	57,817

Director Stock Ownership Guidelines

We maintain stock ownership guidelines applicable to our executive officers and directors. The Company’s original stock ownership guidelines were adopted by our Board of Directors on March 1, 2007. The stock ownership guidelines are designed to align the economic interests of executive officers and directors with those of stockholders, and to discourage excessive risk-taking by management and directors. The guidelines as applied to our directors provide that the Company’s non-executive directors are expected to own a fixed number of shares of common stock of the Company equal to four times such director’s annual retainer (excluding any retainer for chairing or serving as a member of a committee) in effect as of March 1, 2012 or their later date of initial election or appointment to the Board, divided by the Company’s closing common stock price, as reported on the NYSE, on such date. The stock ownership guidelines were amended by our Board of Directors in May 2013 to increase the number of shares the directors and officers are expected to own to give effect to the REIT conversion special dividend. Non-executive directors are required to achieve these ownership levels, subject to a limited hardship exemption, five years following their initial election or appointment to the Board, or (in the case of directors serving on the Board at the time the guidelines were adopted) by March 1, 2012. See “Stock Ownership Guidelines” in the Compensation Discussion and Analysis section of this proxy for the shares counted in determining share ownership.

Our guidelines and the compliance status of the Company’s current directors as of the last quarterly review date of February 2, 2016 are shown in the table below.

Name	Shares Required by Guidelines	Number of Shares Held (1)	Compliance Date
Donna M. Alvarado	9,105	31,153	3/1/2012
Robert J. Dennis	7,112	11,096	2/21/2018
Mark A. Emkes	6,050	2,484	8/14/2019
John D. Ferguson (2)	95,597	181,410	3/1/2012
C. Michael Jacobi	9,105	74,519	3/1/2012
Anne L. Mariucci	11,909	20,747	12/8/2016
Thurgood Marshall, Jr.	9,105	16,195	3/1/2012
Charles L. Overby	9,105	23,671	3/1/2012
John R. Prann, Jr.	9,105	27,066	3/1/2012
Joseph V. Russell	9,105	271,697	3/1/2012

(1)	Does not include 2,609 shares from the RSUs granted to the non-employee directors in 2015, which vested on February 19, 2016.
(2)	Calculated using executive officer formula due to Mr. Ferguson’s status as a salaried employee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

Ownership of Common Stock – Directors and Executive Officers

The following table contains information regarding the beneficial ownership of our common stock as of March 14, 2016 by (i) each current director and nominee, (ii) our named executive officers, and (iii) all of our current directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Shares Acquirable Within 60 Days (2)	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned (3)
John D. Ferguson (4)	181,410	—	181,410	*
Damon T. Hininger	197,461	474,367	671,828	*
Donna M. Alvarado	33,762	87,742	121,504	*
Robert J. Dennis	13,705	—	13,705	*
Mark A. Emkes	5,093	—	5,093	*
David M. Garfinkle	63,727	110,303	174,030	*
C. Michael Jacobi	77,128	43,535	120,663	*
Thurgood Marshall, Jr.	26,020	73,637	99,657	*
Anne L. Mariucci	23,356	10,952	34,308	*
Charles L. Overby	26,280	59,532	85,812	*
John R. Prann, Jr.	29,675	43,535	73,210	*
Joseph V. Russell (5)	274,306	57,817	332,123	*
Anthony L. Grande	41,689	—	41,689	*
Steven E. Groom	78,023	4,907	82,930	*
Harley G. Lappin	69,260	—	69,260	*
All current directors and executive officers as a group (17 persons)	1,195,427	993,738	2,189,165	1.8%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Except as set forth below, each person in the table has sole voting and investment power over the shares listed.
(2)	Reflects the number of shares that could be purchased upon exercise of stock options that are exercisable with 60 days of March 14, 2016. None of our outstanding RSUs will vest within 60 days of March 14, 2016.
(3)	The percentages in this column are based on 117,460,831 shares outstanding as of March 14, 2016. In addition, pursuant to SEC rules, shares of the Company’s common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.
(4)	Includes (i) 4,167 shares held in our 401(k) Plan; (ii) 80,573 shares held by Calco Investments, LLC; (iii) 80,573 held by Ferguson Financial, LLC; and (iv) 1,182 shares held by the Ferguson Family Trust. Mr. Ferguson shares investment and voting control with his wife on the shares held in the Ferguson Family Trust.
(5)	Includes 25,500 shares held indirectly through two trusts established for the benefit of Mr. Russell’s grandchildren, and as to which Mr. Russell has voting and dispositive control as trustee.

Ownership of Common Stock – Principal Stockholders

The following table sets forth certain information with respect to the beneficial ownership of our voting securities as of March 14, 2016 by each person who is known by CCA to own beneficially more than 5% of any class of outstanding voting securities of CCA:

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock Beneficially Owned (1)
The Vanguard Group, Inc. (2) 100 Vanguard Blvd. Malvern, PA 19355	16,868,942	14.4%
Vanguard Specialized Funds Vanguard REIT Index Fund (3) 100 Vanguard Blvd. Malvern, PA 19355	8,436,925	7.2%
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	8,837,191	7.5%
Epoch Investment Partners, Inc. (5) 399 Park Avenue New York, New York, 10022	7,283,290	6.2%
Managed Account Advisors LLC (6) 101 Hudson Street, 9th Floor Jersey City, New Jersey 07302	7,078,039	6.0%
Lazard Asset Management LLC (7) 30 Rockefeller Plaza New York, New York 10112	6,812,164	5.8%
The London Company (8) 1800 Bayberry Court, Suite 301 Richmond, Virginia 23226	6,203,255	5.3%

(1)	The percentages in this column are based on 117,460,831 shares outstanding as of March 14, 2016.
(2)	Based on the Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group, which reported sole voting power over 84,116 shares, shared voting power over 5,700 shares, sole dispositive power over 16,786,060 shares and shared dispositive power over 82,882 shares. 8,436,925 shares included in this amount are owned by Vanguard Specialized Funds (see footnote 3 below).
(3)	Based on the Schedule 13G/A filed with the SEC on February 9, 2016 by Vanguard Specialized Funds—Vanguard REIT Index Fund, which reported sole voting power over all of the shares and dispositive power over none of the shares.
(4)	Based on the Schedule 13G/A filed with the SEC on February 10, 2016 by Blackrock, Inc., which reported sole voting power over 8,443,752 shares and sole dispositive power over 8,837,191 shares.
(5)	Based on the Schedule 13G/A filed with the SEC on February 11, 2016 by TD Asset Management, Inc., which reported sole voting and dispositive power over 271,240 shares, and Epoch Investment Partners, Inc., which reported sole voting and dispositive power over 7,012,050 shares.
(6)	Based on the Schedule 13G filed with the SEC on February 2, 2016 by Managed Account Advisors LLC, which reported sole dispositive power over 7,047,801 shares and shared voting and dispositive power over 30,238 shares.
(7)	Based on the Schedule 13G filed with the SEC on February 5, 2016 by Lazard Asset Management LLC, which reported sole voting power over 596,908 shares and sole dispositive power over 6,812,164 shares.
(8)	Based on the Schedule 13G/A filed with the SEC on February 9, 2016 by The London Company, which reported sole voting and dispositive power over 5,313,263 shares and shared dispositive power over 889,992 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file reports of ownership and changes in ownership with the SEC and the NYSE. Based on our records and other information, all Section 16(a) filing requirements were satisfied by our executive officers and directors in 2015, except for the following:

•	A Form 4 for Mr. Russell was filed late on August 31, 2015 to report the acquisition an aggregate of 20,000 shares of Company stock, of which 9,500 shares are directly owned and an aggregate of 10,500 shares are indirectly owned through trusts established for the benefit of his grandchildren.

OTHER

No Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” or “Compensation Committee Report” will not be deemed incorporated, unless specifically provided otherwise in such filing.

In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those set forth in the statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements involve significant risks and uncertainties, including those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 and in our most recent periodic reports on Form 10-Q and Form 8-K filed with the SEC, and actual results may vary materially.

By Order of the Board of Directors,

Steven E. Groom
Executive Vice President, General Counsel and Secretary

CORRECTIONS CORPORATION OF AMERICA ATTN: CORPORATE SECRETARY 10 BURTON HILLS BLVD. NASHVILLE, TN 37215	VOTE BY INTERNET - www.proxyvote.com

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M83050-P61230	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CORRECTIONS CORPORATION OF AMERICA
The Board of Directors recommends you vote FOR the election of the following nominees:
1.	Election of Directors
	Nominees:	For	Against	Abstain

	1a. Donna M. Alvarado	☐	☐	☐

	1b. Robert J. Dennis	☐	☐	☐			For	Against	Abstain

	1c. Mark A. Emkes	☐	☐	☐

	1d. Damon T. Hininger	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:
	1e. C. Michael Jacobi	☐	☐	☐	2.	Ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐
	1f. Anne L. Mariucci	☐	☐	☐
	1g. Thurgood Marshall, Jr.	☐	☐	☐	3.	Advisory vote to approve the compensation of Named Executive Officers.	☐	☐	☐
	1h. Charles L. Overby	☐	☐	☐
	1i. John R. Prann, Jr.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐	NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

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Requests for admission tickets will be processed in the order in which they are received and must be requested no later than May 11, 2016. On the day of the meeting, each shareholder will be requested to present a valid picture identification such as a driver’s license or passport with their admission ticket.

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M83051-P61230

PROXY

CORRECTIONS CORPORATION OF AMERICA

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 12, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Damon T. Hininger and David Garfinkle, and each of them with full power of substitution and revocation, as proxies of the undersigned, and hereby authorize(s) them to represent and to vote, as designated, all of the voting common stock of Corrections Corporation of America, a Maryland corporation (the “Company”), held by the undersigned at the close of business on Monday, March 14, 2016, at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 12, 2016, at 10:00 a.m., CDT, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee 37215, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side